Exhibit 10.2

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of February 19, 2014

among

DIAMOND FOODS, INC.,

as the Borrower,

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent and Collateral Agent,

and

The Other Lenders Party Hereto

CREDIT SUISSE SECURITIES (USA) LLC,

WELLS FARGO SECURITIES, LLC, BARCLAYS BANK PLC,

BMO CAPITAL MARKETS

and

SUNTRUST ROBINSON HUMPHREY, INC.

as Joint Lead Arrangers and Joint Bookrunners

WELLS FARGO BANK, N.A., BARCLAYS BANK PLC,

BANK OF MONTREAL

and

SUNTRUST BANK

as Co-Documentation Agents

i

SCHEDULES

2.01	Commitments and Applicable Percentages
4.01(c)	Local Counsel
5.05	Material Adverse Effect
5.06	Litigation
5.08(b)	Liens
5.08(c)	Owned Real Property
5.08(d)	Leased Real Property (Lessee)
5.08(e)	Leased Real Property (Lessor)
5.08(f)	Existing Investments
5.10	Insurance
5.13	Subsidiaries; Other Equity Investments
6.15	Real Property Subject to Mortgages
7.03	Existing Indebtedness
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Administrative Questionnaire
F	Guaranty
G	Collateral Agreement
H	Intercreditor Agreement
I-1	Opinion of Winston & Strawn LLP
I-2	Local Counsel Opinion
J	Solvency Certificate
K	Mortgages
L-1	Tax Compliance Certificate
L-2	Tax Compliance Certificate
L-3	Tax Compliance Certificate
L-4	Tax Compliance Certificate
M	Intercompany Subordination Agreement
N	Master Intercompany Note

This CREDIT AGREEMENT (this “Agreement”) is entered into as of February 19, 2014, among DIAMOND FOODS, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent.

PRELIMINARY STATEMENTS

The Borrower has requested that the Lenders provide a term loan facility and the Lenders have indicated their willingness to lend, in each case on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Priority Collateral” has the meaning specified in the Intercreditor Agreement.

“Administrative Agent” means Credit Suisse in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Facility represented by (i) on or prior to the Closing Date, such Lender’s Commitment at such time and (ii) thereafter, the principal amount of such Lender’s Loans at such time. The initial Applicable Percentage of each Lender in respect of the Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. The Applicable Percentage of any Lender is subject to adjustment as provided in Section 2.13.

“Applicable Rate” means 2.25% per annum for Base Rate Loans and 3.25% per annum for Eurodollar Rate Loans.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC, Barclays Bank PLC, BMO Capital Markets and SunTrust Robinson Humphrey, Inc., in their capacity as joint lead arrangers and joint bookrunners of the Facility.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the collective reference to the audited consolidated balance sheet of the Borrower and its Subsidiaries as of, and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years ended, July 31, 2011, July 31, 2012 and July 31, 2013 (as corrected in the Borrower’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2013 filed with the SEC) of the Borrower and its Subsidiaries, including the notes thereto.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate for such day plus 1/2 of 1%, (b) the rate of interest in effect for such day as established from time to time by Credit Suisse as its “prime rate” at its principal U.S. office and (c) the Eurodollar Rate for such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. The “prime rate” is a rate set by Credit Suisse based upon various factors including Credit Suisse’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate. Any change in such prime rate by Credit Suisse shall take effect at the opening of business on the day such change is effective. Any change in the Base Rate due to a change in the prime rate, the Federal Funds Rate or the Eurodollar Rate shall be effective on the effective date of such change in the prime rate, the Federal Funds Rate or the Eurodollar Rate, as the case may be.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition or maintenance of any fixed or capital asset, in each case, that are capitalized in accordance with GAAP.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 365 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and maturing no more than 365 days from the time of the acquisition thereof, and having, at the time of acquisition thereof, a rating of A-1 (or the then equivalent grade) or better from S&P or P-1 (or the then equivalent grade) or better from Moody’s; and

(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, card services (including services related to credit cards, including purchasing and commercial cards, prepaid cards, including payroll, stored value and gift cards, merchant services processing and debit cards), electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of the Code, (b) each Subsidiary of any such Person described in clause (a) and (c) any Domestic Subsidiary that has no material assets other than Equity Interests of one or more CFCs.

“CFC HoldCo” means each of DKFA and KFH for so long as such Subsidiary (a) holds Equity Interests in at least one Subsidiary that is a CFC or a CFC Holdco and (b) does not Guarantee any Indebtedness of the Borrower or any of its Domestic Subsidiaries.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of the Borrower or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of the Relevant Percentage or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any “Change of Control” (or any comparable term) as defined in the Indenture, the Revolving Credit Agreement, any Permitted Ratio Debt or the documentation governing any Permitted Refinancing of any of the foregoing (or successive Permitted Refinancings thereof).

For purposes of this definition, “Relevant Percentage” means (i) if the relevant “person” with respect to which this definition is being tested is a Person that “beneficially owns” 10% or more of Borrower’s outstanding voting securities as of the Closing Date (without giving effect to any “beneficial ownership” attributed to such Person by virtue of its membership in a “group”) (any such Person, a “Specified Person”) 45%, (ii) if a majority of such “beneficial ownership” of the relevant “group” with respect to which this definition is being tested is held (without giving effect to the existence of such “group”) by any Specified Person or any of its Affiliates, 45% and (iii) in all other cases, 35%.

“Closing Date” means the first date all the conditions precedent referred to in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property provided as collateral security under the terms of the Collateral Documents.

“Collateral Agent” has the meaning specified in Section 9.01(b).

“Collateral Agreement” means the collateral agreement of even date herewith executed and delivered by the Loan Parties in favor of the Secured Parties and substantially in the form of Exhibit G, as amended, restated, supplemented or otherwise modified from time to time.

“Collateral Documents” means, collectively, the Collateral Agreement, the Mortgages, the IP Security Agreements, each of the mortgages, collateral assignments, supplements to all of the foregoing, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of Commitments is $415,000,000.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets” means, as at any date of determination, the total assets of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and cash equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis, for the most recently completed Measurement Period plus the following, without duplication, to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Charges, (b) the provision for Federal, state, local and foreign income taxes payable (calculated net of Federal, state, local and foreign income tax credits), (c) depreciation and amortization expenses, (d) other net after-tax non-recurring expenses reducing such Consolidated Net Income (excluding any write off or writedown or reserves with respect to current assets but including, for the avoidance of doubt, mark-to-market adjustments relating to, and non-recurring expenses arising from the exercise of, the Warrant), (e) non-cash charges or expenses related to stock-based compensation, (f) non-cash charges in connection with Permitted Acquisitions, (g) the amount of purchase price and related transaction costs of any acquisition, whether or not consummated, required to be expensed during such period that would otherwise have been classified as goodwill prior to the implementation of FAS 141R; (h) restructuring or business optimization charges, costs and expenses, including, without limitation, facility closure and relocation costs and fees and expenses of operational or restructuring consultants and advisors, including without limitation, human resources consultants; provided that the aggregate amount of add backs made pursuant to this clause (h) when added to the aggregate amount of add backs made pursuant to clause (i) below, shall not exceed an amount equal to 25% of Consolidated EBITDA for the most recently completed Measurement Period prior to the determination date (and such determination shall be made prior to the making of, and without giving effect to, any adjustments pursuant to this clause (h) or clause (i) below); (i) the amount of net cost savings, net operating expense reductions and other net operating improvements projected by the Borrower in good faith to be realized (calculated on a Pro Forma Basis) as a result of actions taken or to be taken in connection with any acquisition or disposition by the Borrower or any of its Subsidiaries, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided that (A) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.02, certifying that (x) such cost savings, operating expense reductions and operating improvements are factually supportable and (y) such actions have been taken or are to be taken within 12 months after the consummation of the acquisition or disposition that is expected to result in such cost savings, expense reductions or operating improvements, (B) no cost savings, operating expense reductions or operating improvements shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income, whether through a pro forma adjustment or otherwise, for such period, (C) projected (and not yet realized) amounts may no longer be added in calculating Consolidated EBITDA pursuant to this clause (i) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions or operating improvements and (D) the aggregate amount of add backs made pursuant to this clause (i), when added to the aggregate amount of add backs made pursuant to clause (h) above, shall not exceed an amount equal to 25% of Consolidated EBITDA for the most recently completed Measurement Period prior to the determination date (and such determination shall be made prior to the making of, and without giving effect to, any adjustments pursuant to this clause (i) or clause (h) above; and (j) non-cash losses in connection with the exercise of the Warrant.

Notwithstanding anything to the contrary, Consolidated EBITDA (before giving effect to any pro forma adjustments or other adjustments contemplated in the definition of Pro Forma Basis) shall be deemed to be (i) $22.9 million for the fiscal quarter ended January 31, 2013, (ii) $23.2 million for the fiscal quarter ended April 30, 2013, (iii) $24.6 million for the fiscal quarter ended July 31, 2013 and (iv) $29.1 million for the fiscal quarter ended October 31, 2013.

“Consolidated Excess Cash Flow” means, for any fiscal year of the Borrower and its Subsidiaries on a consolidated basis, an amount (if positive) equal to the sum, without duplication, of (a) Consolidated EBITDA, plus (b) the amount of any decrease in

Consolidated Working Capital for such fiscal year, minus (c) the amount of any increase in Consolidated Working Capital for such fiscal year, minus (d) consolidated Capital Expenditures paid in cash (except to the extent made with the proceeds of an incurrence of Indebtedness or an issuance or sale of Equity Interests), that are (A) actually made during such fiscal year or (B) at the option of the Borrower, committed to be made pursuant to a Contractual Obligation although not actually made during such fiscal year; provided that (x) if any Capital Expenditures are deducted from Consolidated Excess Cash Flow pursuant to clause (B) above, such amount shall be added to Consolidated Excess Cash Flow for the immediately succeeding fiscal year of the Borrower if the expenditure is not actually made within such succeeding fiscal year and (y) no deduction shall be taken in such succeeding fiscal year when such amounts deducted pursuant to clause (B) above are actually spent, minus (e) the cash portion of Consolidated Interest Charges minus (f) cash income taxes paid minus (g) scheduled principal repayments, to the extent actually made, of (i) Loans pursuant to Section 2.05 and (ii) other Indebtedness (including the principal component of capitalized leases) (in each case other than to the extent that any such repayment is funded with the proceeds of an incurrence of Indebtedness (other than under the Revolving Credit Agreement) or an issuance or sale of Equity Interests), minus (h) the amount of any charges or expenses described in clauses (e) through (h) of the definition of Consolidated EBITDA that are paid (or reasonably expected to be paid) in cash, minus (i) the amount of any cash expenditures made in connection with Permitted Acquisitions and Investments in non-Affiliates of the Borrower permitted pursuant to Section 7.02(f), (n), (t) and (u) (other than to the extent that any such cash expenditure is funded with the proceeds of an incurrence of Indebtedness or an issuance or sale of Equity Interests).

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct non-contingent obligations arising in connection with letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) Attributable Indebtedness in respect of capital leases and (e) all Indebtedness of the types referred to in clauses (a) through (d) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Funded Senior Secured Indebtedness” means Consolidated Funded Indebtedness that is secured by a Lien on any assets of the Borrower or any of its Subsidiaries; provided that such Consolidated Funded Indebtedness is not expressly subordinated in right of payment to the Obligations pursuant to a written agreement.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest), in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under capitalized leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Leverage Ratio” means, as of the last day of the most recently completed Measurement Period, the ratio of (a) Consolidated Funded Indebtedness as of such date (less the unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries as of such date) to (b) Consolidated EBITDA for such Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso).

“Consolidated Net Tangible Assets” means, as of any date of determination, the total amount of assets that would be included on a consolidated balance sheet of the Borrower and its Subsidiaries under GAAP (less applicable reserves and other properly deductible items) after deducting therefrom: (1) all short-term liabilities, except for liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date) and liabilities in respect of retiree benefits other than pensions for which the Borrower and its Subsidiaries are required to accrue pursuant to Accounting Standards Codification 715-60 (or any successor provision); (2) Investments in Subsidiaries; and (3) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of Indebtedness and other intangible assets, all as of the date of the most recent financial statements delivered pursuant to Section 6.01 (or prior to any such delivery, as of October 31, 2013); provided that Consolidated Net Tangible Assets shall exclude (i) liabilities incurred pursuant to the Warrant and (ii) the liabilities arising from the Settlement.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets of the Borrower and its Subsidiaries over Consolidated Current Liabilities of the Borrower and its Subsidiaries; provided that, at the election of the Borrower, the determination of Consolidated Working Capital (and the component definitions thereof to the extent applicable to this definition) as of any determination date shall be subject to such reasonable adjustments as may be necessary to eliminate the effects of any specifically identifiable and non-recurring extraordinary items that, in the reasonable judgment of the Borrower, have materially distorted the amount of Consolidated Working Capital that would have otherwise been determined under this definition as of such date. In the event the Borrower makes any such election, it shall provide to the Administrative Agent (a) notice thereof concurrently with the delivery of the related certificate of the chief executive officer, chief financial officer, treasurer or controller of the Borrower delivered pursuant to Section 6.02(a) describing in reasonable detail the event giving rise to such adjustment and (b) supporting information and calculations with respect to the relevant adjustment.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Suisse” means Credit Suisse AG, Cayman Islands Branch and its successors.

“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to:

(a) $20,000,000, plus

(b) the sum of the products obtained by multiplying, with respect to each fiscal year of the Borrower in respect of which a Compliance Certificate has been delivered as required hereunder (commencing with the fiscal year ended July 31, 2015), (i) the Retained Percentage for such fiscal year by (ii) Consolidated Excess Cash Flow for such fiscal year; plus

(c) in the event that all or a portion of the Cumulative Credit has been applied to make an Investment pursuant to Section 7.02(s), an amount equal to the aggregate amount received by the Borrower or any Subsidiary in cash and Cash Equivalents from: (i) the sale (other than to the Borrower or any Subsidiary) of any such Investment, (ii) any dividend or other distribution received in respect of any such Investment or (iii) interest, returns of principal, repayments and similar payments received in respect of any such Investment; plus

(d) the Net Cash Proceeds of any Permitted Equity Issuance after the Closing Date;

as such amount may be reduced from time to time to the extent that all or a portion of the Cumulative Credit is applied to make Investments under Section 7.02(s), to make Restricted Payments under Section 7.06(h) or to prepay Indebtedness under Section 7.13(d), in each case to the extent permitted hereunder.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate (after as well as before judgment) equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the applicable interest rate otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.13(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent and the Borrower that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“DFKA” means DFKA Ltd, a private limited company organized under the laws of the United Kingdom of Great Britain and Northern Ireland.

“DFKA Intermediate” means DFKA Intermediate Limited, a private limited company organized under the laws of the United Kingdom of Great Britain and Northern Ireland.

“DFKA Restructuring” means a series of transactions that, through intermediate steps, results in (i) KFH converting from a corporation into a limited liability company or not undergoing any such conversion, (ii) the Equity Interests of DFKA Intermediate being transferred by KFH to another Subsidiary of the Borrower and (iii) one or both of KFH and its subsidiary KFI merging with and into the Borrower, with the Borrower as the survivor of such mergers; provided that (A) in connection with such transactions, the Administrative Agent shall have been granted a security interest for the benefit of the Secured Parties in the voting stock and non-voting stock of DFKA Intermediate at least to the extent of its security interest in such stock as in effect immediately prior to such transactions and (B) any security interests granted to the Administrative Agent for the benefit of the Secured Parties pursuant to the Collateral Documents in the assets of KFH and KFI shall remain in full force and effect and perfected (in each case to at least the same extent as in effect immediately prior to such transactions) and all actions required to maintain such perfected status shall have been taken.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any Contractual Obligation or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), (b) is redeemable at the option of the holder thereof (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the latest maturity date of the Loans and the New Term Loans (if any) in effect at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of officers, directors or employees of the Borrower or by any such plan to any such Person, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such Person’s termination, death or disability.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state or other political subdivision of the United States.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Engagement Letter” means that certain letter agreement concerning the Facility, dated January 24, 2014, among the Borrower and the Arrangers.

“Environmental Laws” means any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment or the Release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or the receipt by the Borrower or an ERISA Affiliate of a notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice by the Borrower or an ERISA Affiliate of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or the receipt by the Borrower or an ERISA Affiliate of such a notice with respect to a Multiemployer Plan under 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (i) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (j) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Subsidiary could otherwise be liable; (k) any Foreign Benefit Event; or (l) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum equal to the Eurodollar Base Rate.

“Eurodollar Base Rate” means, for purposes of clause (a) of this definition, the rate per annum equal to (i) the Intercontinental Exchange Benchmark Administration Ltd. (or such other Person that takes over the administration of such rate) LIBOR Rate (“ICE LIBOR”), as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, a rate per annum equal to the Eurodollar Base Rate.

“Eurodollar Base Rate” means, for purposes of clause (b) of this definition, the rate per annum as of such date equal to (i) ICE LIBOR, as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, on such date, for Dollar deposits with a term of one month commencing two Business Days following such date or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery two Business Days following such date in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) on such day.

Notwithstanding the foregoing, at no time shall the Eurodollar Rate for any purpose be less than 1.00% per annum.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Extraordinary Receipts” means tax refunds for years up to and including the fiscal year of the Borrower ending July 31, 2012.

“Excluded Issuance” means the issuance by the Borrower of its common Equity Interests (a) pursuant to employee equity compensation and incentive programs (including the exercise of options granted thereunder) or (b) in connection with a Permitted Acquisition.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Contract, such exclusion shall apply to only the portion of such Swap Obligations that is attributable to Swap Contracts for which such Guaranty or security interest becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any Loan Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Facilities” means, collectively, (i) that certain Credit Agreement dated as of February 25, 2010, by and among the Borrower, the lenders party thereto, Bank of America, N.A., Banc of America Securities LLC and Barclays Capital, (ii) that certain Senior Note issued by the Borrower to OCM PF/FF Adamantine Holdings, Ltd. dated May 29, 2013 and (iii) that certain Redeemable Note issued by the Borrower to OCM PF/FF Adamantine Holdings, Ltd. dated May 29, 2012.

“Extraordinary Receipt” means any cash received by or paid to any Person as a result of proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) and condemnation awards (and payments in lieu thereof); provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance or condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds or awards (a) are received by such Person in respect of loss or damage to equipment, fixed assets or real property and are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received or (b) are received by such Person in respect of any third party claim against, or liability of, such Person and are applied to pay (or to reimburse such Person for its prior payment of) such claim or liability and the costs and expenses of such Person with respect thereto.

“Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Commitments at such time and (b) thereafter, the aggregate principal amount of the Loans of all Lenders outstanding at such time.

“Facility Commitment Increase” has the meaning specified in Section 2.12.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law or official agreement implementing an official governmental agreement with respect thereto.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Credit Suisse on such day on such transactions as determined by the Administrative Agent.

“Fixed Charge Coverage Ratio” means, as of the last day of the most recently completed Measurement Period, the ratio of (a) Consolidated EBITDA for such Measurement Period to (b) Fixed Charges for such Measurement Period.

“Fixed Charges” means, with respect to the Borrower and its Subsidiaries, at any date of determination, the sum, without duplication, of:

(1) the Consolidated Interest Charges of the Borrower and its Subsidiaries for the most recently completed Measurement Period; plus

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidated) on any series of preferred stock of the Borrower or any of its Subsidiaries during the most recently completed Measurement Period; plus

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock (as defined in the Indenture (as in effect on the date hereof)) during the most recently completed Measurement Period; minus

(5) interest income for the most recently completed Measurement Period.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments to a Foreign Pension Plan, under any applicable law, on or before the due date (and after expiration of any applicable grace periods) for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to its intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan or (d) the incurrence of any liability by the Borrower or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, in each case as to clauses (a) through (d) hereof, that could reasonably be expected to result in a Material Adverse Effect.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Pension Plan” means any defined benefit plan sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Borrower or any ERISA Affiliate that under applicable law of any jurisdiction other than the United States is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the National Association of Insurance Commissioners and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or Permitted Acquisitions permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, each existing and future (a) Material Domestic Subsidiary of the Borrower and (b) Material Foreign Subsidiary of the Borrower that Guarantees any Indebtedness of the Borrower or any of its Domestic Subsidiaries (in each case excluding (i) each Subsidiary that is a CFC or CFC HoldCo for so long as such Subsidiary remains a CFC or CFC HoldCo and (ii) without limiting Section 7.15, each Inactive Subsidiary for so long as such Subsidiary remains inactive).

“Guaranty” means the guaranty agreement dated of even date herewith executed and delivered by any Guarantors in favor of the Secured Parties substantially in the form of Exhibit F, as amended, restated, supplemented or other modified from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract required or permitted under Article VI or VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“Inactive Subsidiary” means each of (a) Diamond of Europe GmbH, a corporation organized under the laws of the Federal Republic of Germany, (b) Wimbledon Acquisition LLC, a limited liability company organized under the laws of Delaware, and

(c) Diamond Foods Brazil Holding LLC, a limited liability company organized under the laws of Delaware, and each of their successors and assigns; provided that, at such time (if any) as any such Person commences any activities or operations, such Person shall cease to be an Inactive Subsidiary.

“Incremental Amount” means, at any date of determination (or, in the case of a Limited Condition Acquisition, as of the date the definitive agreements for such Limited Condition Acquisition are entered into), an amount equal to (i) $100,000,000 minus the lesser of (x) the aggregate amount of any and all prior requests for New Loan Commitments pursuant to Section 2.12 (except to the extent any request has been withdrawn) (and, with respect to each Limited Condition Acquisition, and only during the period from and after the related definitive agreement for such acquisition is entered into and until the earlier of the consummation of such acquisition or the termination of such agreement, the aggregate amount of the New Term Loans contemplated to be incurred, or the Facility Commitment Increase contemplated to be effectuated, in connection with such Limited Condition Acquisition) and (y) $100,000,000; plus (ii) the maximum amount of additional Loans or New Term Loans, as the case may be, that may be incurred by the Borrower at such time without violating the Maximum Senior Secured Net Leverage Requirement.

“Incremental Effective Date” has the meaning specified in Section 2.12(e).

“Incremental Facilities” has the meaning specified in Section 2.12.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such trade account is payable (unless being contested in good faith and by appropriate proceedings) and (ii) earn-outs, hold-backs and other deferred payment of consideration in Permitted Acquisitions to the extent not required to be reflected as liabilities on the balance sheet of the Borrower and its Subsidiaries in accordance with GAAP);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Indenture” means that certain indenture dated as of February 19, 2014, among the Borrower, certain Subsidiaries, as guarantors, and U.S. Bank National Association, as trustee, governing the senior unsecured notes issued as part of the Notes Issuance.

“Information” has the meaning specified in Section 10.07.

“Initial Financial Projections” means the consolidated forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year ended July 31, 2014 through the fiscal year ended July 31, 2018 in the most recent form provided to the Administrative Agent prior to the date hereof.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement substantially in the form of Exhibit M pursuant to which intercompany obligations and advances owed by any Loan Party to any of the Subsidiaries that is not also a Loan Party are subordinated to the Obligations.

“Intercreditor Agreement” means the Intercreditor Agreement among the Borrower, the other Loan Parties, the Collateral Agent and the collateral agent under the Revolving Credit Loan Documents, substantially in the form of Exhibit H.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each January, April, July and October and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or to the extent consented to by all Lenders, twelve months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.18.

“IP Security Agreements” has the meaning specified in the Collateral Agreement.

“IRS” means the United States Internal Revenue Service.

“KFI” means Kettle Foods, Inc., an Oregon corporation.

“KFH” means Kettle Foods Holdings, Inc., a Delaware corporation.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Administrative Agent and the Borrower.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any acquisition permitted by Section 7.02 in excess of the Threshold Amount whose consummation is not conditioned under the terms of the relevant definitive acquisition agreement on the availability of, or on obtaining, third party financing.

“Loan” means an advance made by any Lender under the Facility.

“Loan Documents” means this Agreement, each Note, the Engagement Letter, each Guaranty, the Intercreditor Agreement and each Collateral Document.

“Loan Parties” means, collectively, the Borrower and each Guarantor (as applicable).

“Master Intercompany Note” means a promissory note substantially in the form of Exhibit N hereto.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $30,000,000 or more in any year or otherwise material to the business of such Person.

“Material Subsidiary” means any direct or indirect Subsidiary of the Borrower (a) with unconsolidated assets representing five percent (5%) or more of the consolidated total assets of the Borrower and its Subsidiaries, (b) with unconsolidated revenues representing five percent (5%) or more of the consolidated revenues of the Borrower and its Subsidiaries, in each of the foregoing clauses (a) and (b), measured as of the date of the most recent financial statements provided pursuant to Section 6.01 (or prior to any such delivery, as of October 31, 2013) or (c) otherwise designated by the Borrower as a “Material Subsidiary”; provided that if, as of the date of the most recent financial statements provided pursuant to Section 6.01 (or, if applicable, as of October 31, 2013), the combined consolidated total assets or combined consolidated revenues of all Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries shall have exceeded 10% of the consolidated total assets of the Borrower and its Subsidiaries or 10% of the consolidated revenues of the Borrower and its Subsidiaries, respectively, then one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their consolidated total assets or consolidated revenues, as applicable, until such excess shall have been eliminated.

“Material Domestic Subsidiary” means any Domestic Subsidiary that is a Material Subsidiary.

“Material Foreign Subsidiary” means any Foreign Subsidiary that is a Material Subsidiary.

“Maturity Date” means August 20, 2018; provided, however, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Senior Secured Net Leverage Requirement” means the requirement that, on a Pro Forma Basis, including after giving effect to the applicable increase to the Facility or the applicable addition of the New Term Facility, as the case may be (in each case assuming all commitments thereunder are fully drawn, and without giving effect to any unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries that will be received from the proceeds of any such increase to the Facility or addition of a New Term Facility), the Senior Secured Net Leverage Ratio as of the date of the most recent financial statements required to be delivered pursuant to Section 6.01 at the time of incurrence (or prior to any such delivery, as of October 31, 2013) (or, in the case of a Limited Condition Acquisition, as of the date the definitive agreements for such Limited Condition Acquisition are entered into) not exceed 4.50:1.00.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower in respect of which financial statements have been delivered pursuant to Section 6.01(a) or (b) (or prior to any such delivery, for the four fiscal quarters ended October 31, 2013).

“Minor Acquisition” means any investment by the Borrower or any Guarantor in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of capital stock, assets or any combination thereof) of any other Person; provided that the total cash and non-cash consideration for such acquisition shall not exceed $10,000,000.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” shall have the meaning specified in Section 6.15.

“Mortgage Policies” shall have the meaning specified in Section 6.15.

“Mortgaged Property” has the meaning specified in Section 5.10.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“National Flood Insurance Program” has the meaning specified in Section 5.16(b).

“Net Cash Proceeds” means:

(a) with respect to any Disposition by the Borrower or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness (other than the Loans) that is (1) secured by a Lien on the applicable asset that is not junior to any Lien on such asset securing the Obligations and that is required to be repaid in connection with such transaction or (2) secured by a Lien on the applicable asset and such asset is not, and is not required to be, Collateral and that is required to be repaid in connection with such transaction, (B) the out-of-pocket expenses incurred (or reasonably expected to be incurred) by the Borrower or such Subsidiary in connection with such transaction and (C) taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction, including any taxes payable as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b) with respect to the sale or issuance of any Equity Interest by the Borrower or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other out-of-pocket expenses, incurred by the Borrower or such Subsidiary in connection therewith.

“New Loan Commitments” has the meaning specified in Section 2.12.

“New Term Facility” has the meaning specified in Section 2.12.

“New Term Loan” has the meaning specified in Section 2.12.

“Non-Consenting Lender” has the meaning specified in Section 3.06(c).

“Note” means a promissory note made by the Borrower payable to the Lender (or its registered assigns) evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Notes Issuance” means the issuance by the Borrower of $230 million aggregate principal amount of senior unsecured notes, maturing no earlier than approximately five years after the Closing Date, pursuant to the Indenture.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under (i) any Loan Document or (ii) otherwise with respect to any Loan, Secured Cash Management Agreement or Secured Hedge Agreement, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the “Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Other Connection Taxes” means, with respect to any Lender and the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or the Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.13).

“Outstanding Amount” means, on any date, the aggregate outstanding principal amount of Loans after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“PATRIOT Act” has the meaning specified in Section 10.18.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means any investment by the Borrower or any Subsidiary in the form of acquisitions of all or substantially all of the business or a line of business or a separate operation (whether by the acquisition of capital stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements:

(a) the Administrative Agent and the Lenders (or only the Administrative Agent with respect to any Minor Acquisition) shall receive written notice of such acquisition not less than ten (10) days prior to closing, together with a reasonable summary description of the relevant acquisition, pro forma projections and financial statements;

(b) if the survivor/acquired entity or assets shall be (or shall be owned by) a Subsidiary upon the consummation of such transaction, the survivor/acquired entity becomes a Guarantor and a party to the then current Loan Documents to the extent required to be and in accordance with the terms of such Loan Documents;

(c) the acquired entity, assets or operations shall be in the food business, or a line of business reasonably related thereto;

(d) with respect to any acquisition, immediately after giving effect to such acquisition and any incurrence of Indebtedness in connection therewith, the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with a maximum Consolidated Leverage Ratio of 6.50:1.00, which compliance shall be evidenced by a certificate from a Responsible Officer of the Borrower demonstrating such compliance calculation in reasonable detail;

(e) no Default or Event of Default shall have occurred and be continuing as of the closing date of the proposed acquisition (or in the case of a Limited Condition Acquisition, no Default or Event of Default shall have occurred and be continuing as of the date the definitive agreements for such Limited Condition Acquisition are entered into and no Event of Default specified in Section 8.01(a) or (f) shall have occurred and be continuing as of the date such Limited Condition Acquisition is consummated); and

(f) any amounts used to fund the purchase price of an entity that does not become a Guarantor (or of assets that do not become Collateral (except to the extent constituting Excluded Assets (as defined in the Collateral Agreement) of a person that is or becomes a Loan Party)) upon the consummation of such transaction shall not have come, directly or indirectly, from a Loan Party, except to the extent of any Investment made in connection therewith by a Loan Party in a non-Guarantor in compliance with Section 7.02 (without reliance on Section 7.02(f)).

“Permitted Equity Issuance” means any sale or issuance (other than to a Subsidiary) of any Equity Interests (other than Disqualified Equity Interests) of the Borrower; provided that no sale or issuance of Equity Interests of the Borrower consummated in connection with the Settlement shall constitute a Permitted Equity Issuance.

“Permitted Liens” means those Liens permitted pursuant to Section 7.01.

“Permitted Ratio Debt” means Indebtedness consisting of notes or loans under credit agreements, indentures or other similar agreements or instruments; provided that (A) (1) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the date that is 91 days after the latest maturity date then applicable to Loans outstanding under the Facility or any New Term Facility (which, in the case of bridge loans, shall be determined by reference to the notes or loans into which such bridge loans are converted to or exchanged for at maturity if such exchange or conversion is not subject to any material conditions precedent, and other than customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (2) the covenants, events of default, guarantees and other terms of such Indebtedness are customary for similar Indebtedness in light of then-prevailing market conditions (it being understood that such Indebtedness shall not include any financial maintenance covenants, but that customary cross-acceleration provisions may be included) and in any event, when taken as a whole (other than interest rate and redemption premiums), are not more restrictive to the Borrower and its Subsidiaries than those set forth in this Agreement and (3) if such Indebtedness is subordinated, the Facility and any New Term Facility shall have been, and while the Facility and any New Term Facility remain outstanding no other Indebtedness other than Indebtedness under the Revolving Credit Agreement is or is permitted to be, designated as “Designated Senior Debt” or its equivalent in respect of such Indebtedness; (B) immediately before and immediately after giving effect to the incurrence of such Indebtedness, no Default shall have occurred and be continuing; and (C) immediately after giving effect to the incurrence of such Indebtedness and any substantially concurrent prepayment or repayment of Indebtedness with all or a portion of the proceeds of such Indebtedness, the Borrower and its Subsidiaries shall, on a Pro Forma Basis, be in compliance with a minimum Fixed Charge Coverage Ratio of 2.00:1.00, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) and evidenced by a certificate from a Responsible Officer of the Borrower demonstrating such compliance calculation in reasonable detail.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, redemption, repurchase, defeasance, exchange and/or extension (collectively, to “Refinance” or a “Refinancing” or “Refinanced”) of any Indebtedness (any such Indebtedness as so modified, refinanced, refunded, renewed, replaced, redeemed, repurchased, defeased, exchanged and/or extended, “Refinancing Indebtedness”) of such Person; provided that (a) the principal amount (or, if issued with original issue discount, the aggregate issue price) of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so Refinanced except by an amount equal to unpaid accrued interest, fees and premium (including tender premium) and penalties (if any) thereon plus upfront fees and original issue discount thereon, plus other reasonable and customary fees and expenses incurred or paid in connection with such Refinancing, plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder; (b) such Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced; (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under the Loan Documents, such Refinancing Indebtedness is subordinated in right of payment to the Obligations under the Loan Documents on terms, taken as a whole, as favorable in all material respects to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced; (d) if the Indebtedness being Refinanced is unsecured, such Refinancing Indebtedness is unsecured; (e) if the Indebtedness being Refinanced is secured by a second-priority or other junior priority security interest in the Collateral and/or subject to any intercreditor arrangements for the benefit of the Lenders (including the Intercreditor Agreement), such Refinancing Indebtedness is secured and subject to intercreditor arrangements on terms, taken as a whole, as favorable in all material respects to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced; (f) the terms and conditions of the Refinancing Indebtedness (excluding, for the avoidance of doubt, interest rates, interest margins, rate floors, fees, funding discounts, original issue discounts and prepayment or redemption premiums) are, when taken as a whole, not materially more favorable to the lenders or holders providing such Refinancing Indebtedness than those applicable to the Indebtedness being Refinanced, when taken as a whole, and (g) such Refinancing Indebtedness is not incurred or guaranteed by any Person who would not have been permitted to be the obligor or guarantor, as applicable, on the Indebtedness being Refinanced.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan and excluding a Multiemployer Plan), maintained for employees of the Borrower or any such Plan to which the Borrower is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Public Lender” has the meaning specified in Section 6.02.

“Pro Forma Basis” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable Measurement Period for the applicable covenant or requirement: (a) historical income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Specified Transaction shall be (i) excluded (in the case of a Disposition of all or substantially all Equity Interests in or assets of any Subsidiary or any business unit, division, product line or facility used for operations of the Borrower or any Subsidiary) and (ii) included (in the case of a purchase or other acquisition of all or substantially all Equity Interests in or assets of any Person that becomes a Subsidiary or any business unit, division, product line or facility to be used for operations of the Borrower or any Subsidiary, in each case without giving effect to any cost savings not otherwise reflected in the applicable income statement (except for cost savings (net of costs to achieve the savings) as would be permitted in a pro forma financial statement prepared in compliance with SEC Regulation S-X), (b) any retirement or repayment of Indebtedness and (c) any incurrence or assumption of Indebtedness by the Borrower or any of its Subsidiaries (including, with respect to each Limited Condition Acquisition, and only during the period from and after the related definitive agreement for such acquisition is entered into and until the earlier of the consummation of such acquisition or the termination of such agreement, any Indebtedness contemplated to be incurred in connection with such Limited Condition Acquisition) (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that (A) Pro Forma Basis in respect of any Specified Transaction shall be calculated in a reasonable and factually supportable manner and certified by a Responsible Officer of the Borrower and (B) any such calculation shall be subject to the applicable limitations set forth in the definition of Consolidated EBITDA.

“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.14.

“Register” has the meaning specified in Section 10.06(c).

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or from, under, within or upon any building, structure, facility or fixture.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Repricing Transaction” means (a) the incurrence of any Indebtedness by the Borrower or any of its Subsidiaries (including any new or additional term loans under this Agreement), (i) having an effective interest rate margin or weighted average yield (as reasonably determined by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, interest rates, interest rate margins, upfront or similar fees, recurring periodic fees in substance equivalent to interest, original issue discount or Eurodollar Rate or Base Rate floors shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, underwriting, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof or any fluctuations in the Eurodollar Rate or the Base Rate) that is, or upon the satisfaction of conditions could be, less than the effective interest rate margin for, or weighted average yield (as reasonably determined by the Administrative Agent on the same basis) of, the Loans and (ii) the proceeds of which are used to repay, in whole or in part, principal of outstanding Loans (or any such repayment of principal occurs substantially concurrent with the receipt of such proceeds) and (b) any amendment, waiver or other modification to this Agreement which would have the effect of reducing the effective interest rate margin for, or weighted average yield (as reasonably determined by the Administrative Agent on the same basis) of, the Loans.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the Total Outstandings; provided that the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent or any thereof) or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Retained Percentage” means, with respect to any fiscal year of the Borrower, (a) 100% minus (b) the percentage of Consolidated Excess Cash Flow for such fiscal year that is required to be used to prepay Loans pursuant to Section 2.03(b)(i).

“Revolving Credit Agreement” means the Credit Agreement dated as of February 19, 2014 among Wells Fargo Bank, National Association, as administrative agent and lender, and the Borrower, as borrower, and any replacement thereof entered into in connection with a refinancing thereof permitted by this Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Revolving Credit Loan Documents” means the “Loan Documents” (or any similar term) under the Revolving Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Sanctions” has the meaning specified in Section 5.16(b).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate Swap Contract, commodity Swap Contract, or foreign exchange and currency Swap Contract permitted under or required by this Agreement that is entered into by and between a Loan Party and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securitization” means any transaction or series of transactions entered into by the Borrower and any Subsidiaries pursuant to which one or more Foreign Subsidiaries sell or otherwise transfer Securitization Assets to a Securitization Vehicle, and such Securitization Vehicle finances the acquisition of such Securitization Assets (i) with proceeds from the issuance of Third Party Interests, (ii) with Sellers’ Retained Interests and/or (iii) with proceeds from the sale or collection of Securitization Assets previously purchased by such Securitization Vehicle. For purposes of this Agreement, the “amount” or “principal amount” of any Securitization shall be deemed at any time to be (1) the aggregate principal or stated amount of the Third Party Interests (which stated amount may be described as a “net investment”, “capital”, “invested amount” or similar term reflecting the amount invested in any beneficial interest constituting a Third Party Interest) incurred or issued pursuant to such Securitization, in each case outstanding at such time, or (2) in the case of any Securitization in respect of which no such principal or stated amount is determinable, the cash purchase price paid by the buyer in connection with its purchase of Third Party Interests less the amount of collections received in respect of such Third Party Interests and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest.

“Securitization Assets” means any accounts receivable owed to any Foreign Subsidiary, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) which are the type customarily transferred in connection with securitizations of accounts receivable and which are sold, transferred or otherwise conveyed (or purported to be sold, transferred or otherwise conveyed) by a Foreign Subsidiary to a Securitization Vehicle in connection with a Securitization permitted by Sections 7.03(h) and 7.05(m).

“Securitization Vehicle” means a Foreign Subsidiary used solely for the purpose of effecting one or more Securitizations to which a Foreign Subsidiary transfers Securitization Assets and which, in connection with such Securitization, issues Third Party Interests; provided, that (i) each such Person shall engage in no business other than the purchase of Securitization Assets pursuant to Securitizations permitted by Sections 7.03(h) and 7.05(m), the issuance of Third Party Interests and any activities reasonably related thereto, (ii) no portion of the Indebtedness or other obligations (contingent or otherwise) of such Person (x) is Guaranteed by the Borrower or any other Subsidiary, other than any Guarantee of obligations (other than of principal of, or interest on, Indebtedness) that may be deemed to exist solely by virtue of Standard Securitization Undertakings, (y) is recourse to the Borrower or any other Subsidiary other than by virtue of Standard Securitization Undertakings and (z) is secured (contingently or otherwise) by any Lien on assets of the Borrower or any other Subsidiary other than by virtue of Standard Securitization Undertakings, (iii) such Person has no contract, agreement, arrangement or understanding with the Borrower or any other Subsidiary other than customary contracts, arrangements or agreements entered into with respect to the sale, purchase and servicing of Securitization Assets on market terms for similar securitization transactions and (iv) neither the Borrower nor any Subsidiary has any obligations to maintain or preserve such Person’s financial condition or cause it to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings.

“Sellers’ Retained Interests” means the debt or equity interests held by the Borrower or any Subsidiary in a Securitization Vehicle to which Securitization Assets have been transferred in a Securitization permitted by Sections 7.03(h) and 7.05(m), including any such debt or equity received in consideration for the Securitization Assets transferred.

“Senior Secured Net Leverage Ratio” means, as of the last day of the most recently completed Measurement Period, the ratio of (a) Consolidated Funded Senior Secured Indebtedness as of such date (less the unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries as of such date) to (b) Consolidated EBITDA for such Measurement Period.

“Settlement” means that certain Amended Stipulation of Settlement, dated as of August 20, 2013 and finally approved by the United States District Court for the Northern District of California on January 10, 2014, with Judgment entered accordingly on January 21, 2014, to which the Borrower is party.

“Specified Representations” means the representations and warranties made in Sections 5.01(a) and (b)(ii), 5.02(a), 5.04, 5.14, 5.16(a)(i) and (b), 5.19 and 5.20 (in each case, after giving effect to the relevant Limited Condition Acquisition).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Refinancing Debt” has the meaning specified in Section 2.14.

“Specified Transaction” means any incurrence or repayment of Indebtedness (excluding Indebtedness incurred for working capital purposes and including any contemplated incurrence of Indebtedness in connection with a Limited Condition Acquisition, unless and to the extent such Limited Condition Acquisition has been consummated without any such contemplated Indebtedness or the definitive agreement for such Limited Condition Acquisition has been terminated) or Investment that results in a Person becoming a Subsidiary, any Permitted Acquisition or any Disposition that results in a Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of a business unit, division, product line or facility of another Person or any Disposition of a business unit, division, product line or facility of the Borrower or a Subsidiary, in each case whether by merger, consolidation, amalgamation, purchase, sale or otherwise.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities made by the Borrower or a Subsidiary in connection with Securitizations permitted by Sections 7.03(h) and 7.05(m) which representations, warranties, covenants and indemnities are customarily included in securitizations of accounts receivable.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement relating to a transaction described in clause (a) (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Priority Collateral” has the meaning specified in the Intercreditor Agreement.

“Third Party Interests” means, with respect to any Securitization, notes, bonds or other debt instruments, beneficial interests in a trust, ownership interests (including any fractional undivided interests) in a pool or pools of accounts receivable or other interests or securities issued or sold for cash consideration by a Securitization Vehicle to banks, investors or other financing sources (other than the Borrower or its Subsidiaries) the proceeds of which are used to finance, in whole or in part, the purchase by such Securitization Vehicle of accounts receivables or other Securitization Assets in a Securitization.

“Threshold Amount” means $30,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transactions” means, collectively, (a) the execution and delivery by the Borrower and its Subsidiaries of the Loan Documents to which they are or are intended to be a party, and the receipt by the Borrower of the net proceeds of the initial Borrowing hereunder, (b) the refinancing of all Indebtedness outstanding under the Existing Credit Facilities and the termination of all commitments with respect thereto, (c) the execution and delivery of the Revolving Credit Agreement and the effectiveness of the revolving credit commitments thereunder, (d) the execution and delivery of the Indenture and the receipt by the Borrower of the net proceeds of the Notes Issuance and (e) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e).

“Warrant” means the warrant, pursuant to that Securities Purchase Agreement dated as of May 22, 2010, between the Borrower and OCM PF/FF Adamante Holdings, Ltd., as amended to the date hereof, to purchase approximately 4.4 million shares of the Borrower’s common stock.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Operating Leases. Notwithstanding anything to the contrary contained herein, all financial covenants, basket amounts and ratios contained herein or in any other Loan Document shall be calculated without giving effect to any changes in GAAP after the Closing Date that would require lease obligations that were treated as operating leases under GAAP as in effect on the Closing Date to be classified and accounted for as capital leases or otherwise reflected as Indebtedness on the Borrower’s consolidated balance sheet.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Pro Forma Calculations. Notwithstanding anything to the contrary herein, the Senior Secured Net Leverage Ratio, the Consolidated Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated (including for purposes of Section 2.12) on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable Measurement Period to which such calculation relates, and/or subsequent to the end of such Measurement Period but not later than the date of such calculation; provided that notwithstanding the foregoing, when calculating the Consolidated Leverage

Ratio for purposes of determining the applicable percentage of Consolidated Excess Cash Flow required to be used to prepay Loans under Section 2.03(b), any Specified Transaction and any related adjustment contemplated in the definition of Pro Forma Basis (and corresponding provisions of the definition of Consolidated EBITDA) that occurred subsequent to the end of the applicable Measurement Period shall not be given Pro Forma Effect.

ARTICLE II.

THE CREDITS

2.01 The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Lender’s Commitment (it being agreed that the Loans made on the Closing Date shall be funded at 99.5% of the principal amount thereof, and notwithstanding said discount all calculations hereunder with respect to such Loans, including the accrual of interest and the repayment or prepayment of principal, shall be based on 100% of the stated principal amount thereof). The Borrowing shall consist of Loans made simultaneously by the Lenders in accordance with their respective Applicable Percentage of the Facility. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans. (a) Each Borrowing, each conversion of Loans from one Type to the other and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $250,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $250,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate

Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the Facility of the Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Credit Suisse’s prime rate used in determining the Base Rate promptly following such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect in respect of the Facility at any one time.

2.03 Prepayments. (a) Optional. (i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty, except as set forth in Section 2.03(a)(ii) below; provided that (A) such notice must be received by the Administrative Agent not later than 1:00 p.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) one Business Day prior to the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the Facility). Subject to subclause (iii) below, if such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.13, each such prepayment of outstanding Loans pursuant to this Section 2.03(a) shall be applied as directed by the Borrower to the remaining scheduled principal repayment installments thereof and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the Facility; provided that, absent any such direction by the Borrower, any such prepayment shall be applied first, in direct order to the next four scheduled principal repayment installments of the Facility and second, to the remaining principal repayment installments of the Facility on a pro-rata basis.

(ii) If the Borrower makes a voluntary prepayment of Loans pursuant to Section 2.03(a) or makes a prepayment of Loans pursuant to Section 2.03(b)(iii), in each case in connection with a Repricing Transaction and prior to the date that is six months after the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders, a prepayment premium in an amount equal to 1.0% of the principal amount prepaid. If this Agreement is amended in the manner described in clause (b) of the definition of Repricing Transaction prior to the date that is six months after the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders, an amendment fee in an amount equal to 1.0% of the principal amount of outstanding Loans at the time such amendment becomes effective. For the avoidance of doubt, in the event that a 1.0% premium is paid pursuant the immediately preceding sentence and a Lender is replaced pursuant to Section 10.13 hereof in connection with the related amendment, such premium shall be payable to such replaced Lender.

(iii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may state that any notice of prepayment under Section 2.03(a)(i) is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to 1:00 p.m. on the specified effective date) if such condition is not satisfied.

(b) Mandatory. (i) Within ten Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a) (commencing with the fiscal year ending July 31, 2015), the Borrower shall prepay an aggregate principal amount of Loans equal to the excess (if any) of (A) 50% of Consolidated Excess Cash Flow for the fiscal year covered by such financial statements minus (B) the aggregate principal amount of Loans prepaid pursuant to Section 2.03(a)(i) during such fiscal year (other than to the extent that any such prepayment is funded with the proceeds of an incurrence of Indebtedness or an issuance or sale of Equity Interests), such prepayments to be applied as set forth in clause (v) below; provided that such percentage shall be reduced to 25% or 0% if the Consolidated Leverage Ratio of the Borrower and its Subsidiaries as of the last day of the applicable fiscal year is less than 3.25 to 1.00 or 2.75 to 1.00, respectively, as evidenced by the most recently delivered Compliance Certificate.

(ii) If the Borrower or any of its Subsidiaries Disposes of any property (other than any Disposition of any property permitted by Section 7.05 (except pursuant to Section 7.05(g), Section 7.05(h), Section 7.05(l) or Section 7.05(n))), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of the Net Cash Proceeds received from such Disposition no later than two Business Days following receipt thereof by such Person (such prepayments to be applied as set forth in clause (v) below); provided that any such Net Cash Proceeds shall only be required to be so applied to repay the Loans to the extent not reinvested in property that is useful in the business of the Borrower and its Subsidiaries within 18 months of the date of such Disposition or contractually agreed to be so reinvested within such 18 month period and actually reinvested within 24 months of the date of such Disposition (it being understood that such prepayment shall be due no later than ten Business Days following the expiration of such 18 month period or 24 month period, as applicable, to the extent the Net Cash Proceeds are not reinvested at such time); provided, further, that pending any such reinvestment (or repayment), all such Net Cash Proceeds shall be deposited in a Designated Term Loan Account (as defined in the Intercreditor Agreement) to the extent required by the Intercreditor Agreement. Notwithstanding the foregoing, any prepayments pursuant to this clause (ii) shall be subject to the Intercreditor Agreement.

(iii) Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of (x) any Specified Refinancing Debt or (y) any other Indebtedness (other than, without limiting clause (x) above, Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.03), the Borrower shall prepay an aggregate principal amount of Loans under the Facility or New Term Facility being refinanced (in the case of clause (x) above) or Loans under all outstanding facilities hereunder on a pro rata basis (in the case of clause (y) above), in either case, equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in clause (v) below).

(iv) Upon any Extraordinary Receipt received by or paid to or for the account of the Borrower or any of its Subsidiaries, and not otherwise included in clause (ii), or (iii) of this Section 2.03(b), other than Excluded Extraordinary Receipts, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom within ten Business Days of receipt thereof by the Borrower or such Subsidiary (such prepayments to be applied as set forth in clause (v) below). Notwithstanding the foregoing, any prepayments pursuant to this clause (iv) shall be subject to the Intercreditor Agreement.

(v) Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.03(b) shall be applied first, in direct order to the next four scheduled principal repayment installments of the applicable facility and second, to the remaining principal repayment installments of the applicable facility on a pro-rata basis.

2.04 Reduction of Commitments. The aggregate Commitments shall be automatically and permanently reduced to zero upon the making of the Loans on the Closing Date.

2.05 Repayment of Loans. Commencing April 30, 2014, on the last Business Day of each January, April, July and October, the Borrower shall repay the Loans and shall make principal repayment installments to the Administrative Agent, for the ratable benefit of the Lenders, in the amount of $1,037,500 on each such date (such amount subject to adjustment as the aggregate outstanding amounts of the Loans shall be reduced as a result of the application of any prepayments of Loans in accordance with the order of priority set forth in Section 2.03); provided, however, that the final principal repayment installment of the Loans shall be repaid on the Maturity Date for the Facility and shall be in an amount equal to the aggregate principal amount of all Loans outstanding on such date.

2.06 Interest. (a) Subject to the provisions of Section 2.06(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees. The Borrower agrees to pay to the Administrative Agent, for its own account and in immediately available funds, the administrative fees set forth in the Engagement Letter at the times and in the amounts specified therein. The Borrower shall pay to each of the Arrangers, for their own respective accounts, fees in the amounts and at the times specified in the Engagement Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08 Computation of Interest. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.10 Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day (in the Administrative Agent’s sole discretion) and any applicable interest shall continue to accrue. Except as otherwise provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions set forth in Section 4.01 or Section 2.12, as the case may be, are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of the Facility due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of the Facility owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Obligations in respect of the Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facility then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.12 Incremental Facilities. (a) Request. The Borrower may from time to time, upon written notice to the Administrative Agent, (i) request an increase in the Facility (which shall be on the same exact terms as, and become part of, the Facility (except as otherwise provided in clause (c) below with respect to amortization)) (each, a “Facility Commitment Increase”) and (ii) request the addition of one or more new term loan facilities (each, a “New Term Facility”; and any advance made thereunder, a “New Term Loan”; and the commitments in respect thereof, “New Term Commitments” and together with any Facility Commitment Increase, “New Loan Commitments”) in an amount (for all such requests) not exceeding the Incremental Amount as of such time (or, in the case of an incurrence to finance a Limited Condition Acquisition, as of the date the definitive agreements for such Limited Condition Acquisition are entered into); provided that any such request shall be in a minimum amount of $10,000,000.

(b) New Loan Commitment Lenders. The Borrower may seek New Loan Commitments from existing Lenders (each of which shall be entitled to decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders that will become Lenders in connection therewith; provided that any such bank, institution or lender that is not an existing Lender shall be reasonably satisfactory to the Administrative Agent. The Borrower and each Person providing New Loan Commitments shall execute and deliver to the Administrative Agent a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and such other documentation as the Administrative Agent shall reasonably specify to evidence the New Loan Commitment of each Person and the terms and conditions thereof.

(c) Effective Date and Allocations. If the Facility is to be increased or a New Term Facility is to be added in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Incremental Effective Date”) and the final allocation of such increase or New Term Facility among the applicable Lenders in respect thereof. The Administrative Agent shall promptly notify the Borrower and the applicable Lenders of the final allocation of such increase or New Term Facility and the Incremental Effective Date. In connection with any Facility Commitment Increase or any addition of a New Term Facility, in each case, pursuant to this Section 2.12, this Agreement and the other Loan Documents may be amended in a writing (which need not be executed and delivered or otherwise approved by any Person other than the Borrower and the Administrative Agent) in order to effectuate the Facility Commitment Increase or to establish the New Term Facility, as the case may be, and to reflect any technical changes necessary or appropriate to give effect to such Facility Commitment Increase or New Term Facility in accordance with its terms as set forth herein. As of the Incremental Effective Date of any Facility Commitment Increase, the amortization schedule for the Loans set forth in Section 2.05 shall be amended in a writing (which need not be executed and delivered or otherwise approved by any Person other than the Borrower and the Administrative Agent) to increase the then-remaining unpaid installments of principal by an aggregate amount equal to the additional Loans being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the Incremental Effective Date.

(d) Conditions to Effectiveness of New Loan Commitments. As a condition precedent to the effectiveness of a Facility Commitment Increase or a New Term Facility, (i) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Incremental Effective Date signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Facility Commitment Increase or New Term Facility, as the case may be, and (y) in the case of the Borrower, certifying that the conditions precedent set forth in the following subclauses (ii) through (vi) have been satisfied (which certificate shall include supporting calculations demonstrating compliance, if applicable, with the Maximum Senior Secured Net Leverage Requirement), (ii) before and after giving effect to such Facility Commitment Increase or New Term Facility, as the case may be, the representations and warranties contained in Article V and the other Loan Documents shall be true and correct in all material respects on and as of the Incremental Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.12, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 (or, in the case of a Facility Commitment Increase or New Term Facility incurred to finance a Limited Condition Acquisition, the condition set forth in this clause (ii) shall be limited to the Specified Representations (and not any other representations or warranties) (conformed as necessary for such acquisition), (iii) at the time of and immediately after giving effect to such Facility Commitment Increase or New Term Facility, as the case may be, no Default or Event of Default shall have occurred and be continuing (or in the case of a Facility Commitment Increase or New Term Facility incurred to finance a Limited Condition Acquisition, no Default or Event of Default shall have occurred and be continuing as of the date the definitive agreements for such Limited Condition Acquisition are entered into and no Event of Default specified in Section 8.01(a) or (f) shall have occurred and be continuing as of the date such Limited Condition Acquisition is consummated), (iv) in the case of any New Term Facility, (A) such New Term Facility shall have a final maturity no earlier than the then latest maturity date for, and the Weighted Average Life to Maturity of such New Term Facility shall be no shorter than that of, any Loan under the Facility or any previously established New Term Facility that will be outstanding immediately after giving effect to such New Term Facility and (B) except with respect to all-in yield and as set forth in subclause (A) above with respect to final maturity and Weighted Average Life to Maturity, or otherwise as shall be reasonably satisfactory to the Administrative Agent, any such New Term Facility shall have the same terms as the Facility and shall be established pursuant to a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent, (v) to the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received legal opinions, resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date evidencing the approval of such Facility Commitment Increase or New Term Facility, as the case may be, by each Loan Party and (vi) as of the Incremental Effective Date all fees and expenses owing in respect of such Facility Commitment Increase or New Term Facility, as the case may be, to the Administrative Agent and the Lenders shall have been paid.

(e) Other Matters. In the case of a Facility Commitment Increase, the additional Loans made in connection therewith shall be made by the applicable Lenders participating therein pursuant to the procedures set forth in Sections 2.01 and 2.02 and on the date of the making of such new Loans, and notwithstanding anything to the contrary set forth in Sections 2.01 and 2.02, such new Loans shall be added to (and form part of) each Borrowing of outstanding Loans under the Facility on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender under the Facility will participate proportionately in each then outstanding Borrowing of Loans under the Facility. In the case of a New Term Facility, (i) such New Term Facility shall rank pari passu in right of payment, have the same guarantees as, and be secured on an equal and ratable basis with, the Facility by the same Collateral that secures the Facility, (ii) such New Term Facility shall share ratably in any prepayments of the Loans pursuant to Section 2.03 (except in the case of a prepayment arising from the incurrence of

Specified Refinancing Debt, which shall be applied as specified in Section 2.14) and (iii) the all-in yield whether in the form of interest rate margins, original issue discount, upfront fees, or Eurodollar Rate, Base Rate or other similar floors (but not arrangement or underwriting fees paid to arrangers for their own account), and equating original issue discount and upfront fees to interest rate for purposes of this calculation, assuming a four-year life to maturity (or, if shorter, the actual stated life to maturity of the New Term Facility)) applicable to such New Term Facility shall be determined by the Borrower and the Lenders providing such New Term Facility and shall not be more than 50 basis points higher than the corresponding all-in yield (giving effect to interest rate margins, original issue discount, upfront fees and Eurodollar Rate and Base Rate floors) for the Facility, unless the all-in yield with respect to the Facility is increased by an amount equal to the difference between the all-in yield with respect to such New Term Facility and the corresponding all-in yield on the Facility, minus 50 basis points.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.11 or 10.01 to the contrary.

2.13 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations, if any, of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.13(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans under the Facility and any New Term Facility to be held on a pro rata basis by the Lenders participating in such Facility in accordance with their Applicable Percentages thereof, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.14 Specified Refinancing Debt. (a) The Borrower may, from time to time, and subject to the consent of the Administrative Agent, add one or more new term loan facilities to this Agreement (“Specified Refinancing Debt”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower, to refinance all or any portion of the Loans or New Term Loans of any tranche then outstanding under this Agreement pursuant to a Refinancing Amendment; provided that such Specified Refinancing Debt: (i) shall rank pari passu in right of payment with the other Loans and New Term Loans hereunder; (ii) will not be Guaranteed by any Person that is not a Guarantor; (iii) will be unsecured or secured by the Collateral on an equal and ratable basis with the Obligations (or on a second-lien basis pursuant to intercreditor arrangements reasonably satisfactory to the Administrative Agent); (iv) will have such pricing and optional prepayment terms as may be agreed by the Borrower and the applicable Lenders thereof; (v) will have a maturity date that is not prior to the date that is 91 days after the scheduled maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than 91 days longer than the Weighted Average Life to

Maturity of, the Loans or New Term Loans being refinanced (provided that, notwithstanding the foregoing, if such Specified Refinancing Debt is secured by the Collateral on an equal and ratable basis with the Obligations, it will have a maturity date that is not prior to the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than the Weighted Average Life to Maturity of, the Loans or New Term Loans being refinanced); (vi) subject to clauses (iv) and (v) above, will have terms and conditions that are substantially identical to, or less favorable to the Lenders providing such Specified Refinancing Debt than, the terms and conditions of the Loans or New Term Loans being refinanced; and (vii) the Net Cash Proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans or New Term Loans being so refinanced pursuant to Section 2.03; provided, however, that such Specified Refinancing Debt shall not have a principal amount (or accreted value) greater than the Loans or New Term Loans being refinanced (excluding any such principal issued or incurred to provide funds for the payment of accrued interest, fees, discounts, premiums or expenses payable in connection with the relevant prepayment).

(b) The Borrower shall make any request for Specified Refinancing Debt pursuant to a written notice to the Administrative Agent specifying in reasonable detail the proposed terms thereof. To achieve the full amount of a requested issuance of Specified Refinancing Debt, and subject to the approval of the Administrative Agent, the Borrower may request existing Lenders to provide such Specified Refinancing Debt and/or also invite additional Eligible Assignees to become Lenders in respect of such Specified Refinancing Debt pursuant to a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Administrative Agent.

(c) The effectiveness of any Refinancing Amendment shall be subject to (i) the satisfaction on the date thereof of each of the conditions set forth in Section 4.01(a), (b), (e) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements, including any supplements or amendments to the Collateral Documents providing for such Specified Refinancing Debt to be secured thereby, consistent with those delivered on the Closing Date under Section 4.01 and (ii) immediately before and immediately after giving effect to such Refinancing Amendment, no Default or Event of Default shall have occurred and be continuing. The Lenders hereby authorize the Administrative Agent, without the consent of any Person other than the Borrower and the Lenders providing such Specified Refinancing Debt, to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary or appropriate in order to establish new tranches of Specified Refinancing Debt and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches, in each case on terms consistent with this Section 2.14.

(d) Each class of Specified Refinancing Debt incurred under this Section 2.14 shall be in an aggregate principal amount that is not less than $15,000,000.

(e) Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such Specified

Refinancing Debt as separate “Facilities” hereunder and treated in a manner consistent with the Facility, including for purposes of prepayments and voting).

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower or the Administrative Agent shall be required by any applicable law to withhold or deduct any Taxes from any payment, then (A) the Borrower or the Administrative Agent shall withhold or make such deductions as are determined by the Borrower or the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Borrower or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for Other Taxes.

(c) Tax Indemnifications.

(i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower or the Administrative Agent or paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (ii).

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01 (ii)(A), (ii)(B), (ii)(C) and (iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent, in each case, certifying that such Lender is exempt from U.S. federal backup withholding tax; and

(B) each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(II) executed originals of IRS Form W-8ECI,

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax

Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or any successor form); or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(C) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) So long as the Administrative Agent is Credit Suisse AG, the Administrative Agent shall deliver to the Borrower, on or prior to the date hereof, such documentation prescribed by applicable law and such additional documentation reasonably requested by the Borrower certifying that the Borrower can make payments to the Administrative Agent under the Loan Documents without deduction or withholding of any United States federal income tax under Section 1441 of the Code.

(iv) Each Lender (A) shall promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction and (B) agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by the Administrative Agent or such Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (f) the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than the Administrative Agent or any Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(g) Defined Terms. For purposes of this Section 3.01, the term “applicable law” includes FATCA.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar

Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or in connection with an existing or proposed Base Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject any Lender or the Administrative Agent to any Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Administrative Agent, the Borrower will pay to such Lender or the Administrative Agent such additional amount or amounts as will compensate such Lender or the Administrative Agent for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to, with respect to any day, (a)(i) the Eurodollar Base Rate applicable to such Loan on such day divided by (ii) 1.00 minus the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect for such day, whether or not applicable to such Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental, marginal or other reserve requirement) with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”) minus (b) the Eurodollar Base Rate applicable to such Loan on such date. Any such additional interest shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

(f) Dodd-Frank and Basel III. For purposes of this Section 3.04, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to have gone into effect after the date hereof, regardless of the date enacted, adopted or issued.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If (i) any Lender requests compensation under Sections 3.01 or 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) any Lender is a Defaulting Lender hereunder or (iv) any Lender becomes a “Non-Consenting Lender” (as defined below), the Borrower may replace such Lender in accordance with Section 10.13.

(c) Non-Consenting Lender. In the event that (i) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of any Loan Document or to agree to any amendment or other modification thereto, (ii) the consent, waiver, amendment or modification in question requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain tranche of the Loans and (iii) the Required Lenders have agreed to such waiver, amendment or modification, then any Lender who does not agree to such waiver, amendment or modification shall be deemed a “Non-Consenting Lender”.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT

4.01 Conditions Precedent. The obligations of the Lenders to make the Loans hereunder on the Closing Date are subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent shall have received a written Committed Loan Notice requesting the Borrowing to be made on the Closing Date as required by Section 2.02.

(b) (i) The representations and warranties set forth in Article V and in each other Loan Document shall be true and correct in all material respects (and in all respects, if any such representation or warranty is already qualified by materiality) on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date) and (ii) at the time of and immediately after the Borrowing to be made on the Closing Date, no Default or Event of Default shall exist, or would result from such Borrowing or from the application of the proceeds therefrom.

(c) The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of (i) Winston & Strawn LLP, counsel for the Borrower, substantially to the effect set forth in Exhibit I-1, and (ii) each local counsel listed on Schedule 4.01(c), substantially to the effect set forth in Exhibit I-2, in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders and (C) covering such other matters relating to the Loan Documents as the Administrative Agent shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinions.

(d) The Administrative Agent shall have received (i) a copy of the certificate, articles of incorporation, partnership agreement or other constitutive document, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State; (ii) a certificate of a Responsible Officer of each Loan Party dated the Closing Date and certifying, to the extent applicable to such Loan Party, (A) that attached thereto is a true and complete copy of the by-laws, operating agreement or other similar Organization Document of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors, partners or other applicable authorizing body, as applicable, of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate, articles of incorporation, partnership agreement or other constitutive document of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to clause (ii) above.

(e) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraph (b) of this Section 4.01.

(f) The Administrative Agent shall have received all Administrative Agent Fees and the Administrative Agent and the Arrangers shall have received all other amounts due and payable under the Engagement Letter or any other Loan Document on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including legal fees and expenses) required to be reimbursed or paid by the Borrower thereunder or under any other Loan Document.

(g) The Collateral Agent on behalf of the Secured Parties shall have a security interest in the Collateral (other than the material owned and leased real properties listed on Schedule 6.15) of the type and priority described in each Collateral Document.

(h) Without limiting the generality of paragraph (g) of this Section 4.01, to the extent required pursuant to the applicable Collateral Document, the Collateral Agent shall have received (i) original stock certificates or other certificates evidencing the capital stock or other ownership interests pledged pursuant to the Collateral Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and such other documents reasonably required by the Administrative Agent to perfect the security interest created under the applicable Collateral Documents, (ii) each original promissory note pledged pursuant to the Collateral Documents and a Master Intercompany Note duly executed by the parties thereto, (iii) copies of proper financing statements, filed or duly prepared for filing under the Uniform Commercial Code in all jurisdictions that the Administrative Agent may deem reasonably necessary in order to perfect and protect the Liens on assets of each of the Borrower and the other Guarantors created under the Collateral Agreement, covering the Collateral described in the Collateral Agreement and (iv) any other documents, notations, recordings or instruments reasonably requested by the Administrative Agent in connection with the pledge of Collateral pursuant to the Collateral Documents.

(i) The Collateral Agent shall have received (i) a perfection certificate with respect to the Loan Parties dated the Closing Date and duly executed by a Responsible Officer of the Borrower, (ii) the results of Lien searches (including searches as to judgments, pending litigation, bankruptcy and tax matters) made against the Borrower and each other Loan Party under the Uniform Commercial Code (or applicable judicial docket) as in effect in its jurisdiction of organization or formation and each other jurisdiction that the

Administrative Agent may reasonably request, in each case accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such search results would be permitted under Section 7.01 or have been or will be substantially simultaneously with the initial Borrowing hereunder released or terminated and (iii) the results of a search (in scope and substance satisfactory to the Administrative Agent) made against the Borrower and each other Loan Party at the United States Patent and Trademark Office and the United States Copyright Office, accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such search results would be permitted under Section 7.01 or have been or will be substantially simultaneously with the initial Borrowing hereunder released or terminated.

(j) The Administrative Agent shall have received a certificate as to coverage under, the insurance policies required by Section 6.07 and the applicable provisions of the Collateral Documents, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

(k) The Revolving Credit Agreement shall have been, or substantially simultaneously with the initial Borrowing hereunder shall be, executed and delivered, and the revolving credit commitments thereunder shall have become, or substantially simultaneously with the initial Borrowing hereunder shall become, effective in accordance with its terms, which terms shall be reasonably satisfactory to the Administrative Agent. The Administrative Agent shall have received copies of the Revolving Credit Agreement and the principal related collateral documents, certified by a Responsible Officer of the Borrower as being complete and correct.

(l) The Indenture shall have been, or substantially simultaneously with the initial Borrowing hereunder shall be, executed and delivered and otherwise effective in accordance with its terms, which terms shall be reasonably satisfactory to the Administrative Agent. The Borrower shall have received the net proceeds of the Notes Issuance.

(m) All requisite Governmental Authorities and, except where the absence of such approval or consent could not reasonably be expected to result in a Material Adverse Effect, third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose burdensome conditions on the Transactions or the other transactions contemplated hereby.

(n) The Administrative Agent shall have received evidence that the Existing Credit Facilities have been, or substantially simultaneously with the initial Borrowing hereunder, will be, terminated, all amounts owing thereunder will be repaid and all Liens and Guarantees of the Loan Parties in respect of obligations under the Existing Credit Facilities shall have been, or substantially simultaneously with the initial Borrowing hereunder, will be released (including UCC-3 termination statements).

(o) The Administrative Agent shall have received a solvency certificate from a Responsible Officer of the Borrower substantially in the form attached hereto as Exhibit J.

(p) The Administrative Agent shall have received duly executed counterparts of (i) this Agreement from the Borrower, (ii) the Guaranty from each Guarantor, (iii) any Notes in favor of any Lender requesting a Note from the Borrower, (iv) the Collateral Agreement and the IP Security Agreements from the Borrower and the relevant Guarantors and (v) the Intercreditor Agreement from each party thereto (other than the Administrative Agent).

(q) The Lenders shall have received at least three Business Days prior to the Closing Date, to the extent requested at least 10 Business Days in advance of the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(r) The Administrative Agent shall have received evidence that that certain Corporate Guaranty and Negative Pledge Agreement, dated as of December 1, 2010, among GE Government Finance, Inc. and Borrower has been amended, restated, supplemented or otherwise modified (including by any waiver or consent) with respect to the negative pledge contained therein, in form and substance reasonably satisfactory to the Administrative Agent.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender as of the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause

(b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any contract to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law; in each case (other than clauses (a) and (b)(ii)) except to the extent such conflict, breach, contravention or Lien could not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof required by the Loan Documents) (except for customary filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties, including filings in the United States Patent and Trademark Office) or (d) other than pursuant to applicable Law in connection with the exercise of remedies with respect to the Collateral, the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements of the Borrower (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness to the extent required by GAAP.

(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated October 31, 2013, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for the fiscal quarter ended on that date (i) were each prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Except as set forth on Schedule 5.05, since July 31, 2013, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The Initial Financial Projections were prepared in good faith on the basis of the assumptions stated therein, which assumptions the Borrower believed to be reasonable at the time of delivery of such forecasts.

5.06 Litigation. Except as set forth on Schedule 5.06, there are no actions, suits, proceedings, claims, investigations or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or the consummation of the Transactions or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens.

(a) Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Schedule 5.08(b) sets forth a complete and accurate list of all Liens on the material property or assets of each Loan Party and each of its Domestic Subsidiaries as of the date hereof (after giving effect to the termination of the Liens in favor of the Existing Credit Facilities), showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby (except if the principal amount of such obligations is less than $100,000) and the property or assets of such Loan Party or such Domestic Subsidiary subject thereto. The material property of each Loan Party and each of its Domestic Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.

(c) Schedule 5.08(c) sets forth a complete and accurate list of all real property owned by each Loan Party and each of its Domestic Subsidiaries as of the date hereof, showing as of the date hereof the street address, county or other relevant jurisdiction, state and record owner. Each Loan Party and each of its Domestic Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Domestic Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(d) Schedule 5.08(d) sets forth a complete and accurate list as of the date hereof of all leases of real property under which any Loan Party or any Domestic Subsidiary of a Loan Party is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee and expiration date thereof.

(e) Schedule 5.08(e) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Domestic Subsidiary of a Loan Party is the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

(f) Schedule 5.08(f) sets forth a complete and accurate list of all material Investments held by any Loan Party or any Domestic Subsidiary of a Loan Party on the date hereof, showing as of the date hereof the amount and obligor thereof.

5.09 Environmental Compliance.

(a) The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as could not reasonably be expected to have a Material Adverse Effect, there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries.

(c) Each of the Loan Parties is in compliance with all Environmental Laws, except where non-compliance could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been generated, used, treated, handled, stored, transformed and disposed of in compliance with Environmental Laws, except where non-compliance, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(e) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries has become subject to any Environmental Liability or has received notice of any claim with respect to, or knows of any basis for, any Environmental Liability.

5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates. As of the Closing Date, (i) except as set forth on Schedule 5.10, no Loan Party has received any written notice of, nor has any actual knowledge of, the occurrence, pendency or contemplation of any material casualty affecting all or any material portion of a Mortgaged Property and (ii) no improved Mortgaged Property is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Program unless evidence of flood insurance has been delivered to the Collateral Agent.

5.11 Taxes. The Borrower and its Subsidiaries have filed all federal, state, foreign and other material Tax returns and reports required to be filed, and have paid all federal, state, foreign and other material Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed Tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement with any Person that is not a Loan Party or a wholly-owned Subsidiary of a Loan Party.

5.12 ERISA Compliance. As of the Closing Date:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws, except as would not be expected to exceed the Threshold Amount. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter or opinion letter, as applicable, from the Internal Revenue Service to the effect that the form of such

Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, there has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not be expected to exceed the Threshold Amount, (i) no ERISA Event has occurred, and the Borrower is not aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the aggregate unfunded liabilities (determined on the basis of the assumptions and methodology utilized by the borrower and each of its ERISA Affiliates) would not reasonably be expected to result in a Material Adverse Effect; and (iii) to the best knowledge of the Borrower, neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

(d) With respect to a Foreign Pension Plan:

(i) any employer contributions required by applicable law or by the terms of any Foreign Pension Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii) the aggregate unfunded liabilities of any Foreign Pension Plan are not reasonably expected to result in a Material Adverse Effect; and

(iii) each Foreign Pension Plan required by applicable law to be registered has been registered.

5.13 Subsidiaries; Equity Interests. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens. As of the Closing Date, the Borrower has no equity investments in any other corporation or entity other than (i) those specifically disclosed in Part (b) of Schedule 5.13 and (ii) investments in Subsidiaries. All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and nonassessable.

5.14 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. No written report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation (it being understood that projections are not to be viewed as facts and that actual results may differ significantly from such projections).

5.16 Compliance with Laws.

(a) Each Loan Party and each Subsidiary thereof is, and after giving effect to any Borrowing and the use of proceeds thereof will be, in compliance in all material respects with the requirements of (i) all Laws relating to bribery, terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, the PATRIOT Act and the Foreign Corrupt Practices Act of 1977, as amended from time to time) and (ii) all other Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (x) in the case of clauses (i) and (ii) above, such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (y) in the case of clause (ii) above, the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) None of the Borrower or any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer or controlled Affiliate of the Borrower or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”) or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including Cuba, Iran, North Korea, Sudan and Syria).

5.17 Taxpayer Identification Number. The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.

5.18 Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except where the failure to own or possess the right to use any such IP Rights would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person, except where such infringement would not reasonably be expected to have a Material Adverse Effect.

5.19 Solvency. The Borrower is, together with its Subsidiaries on a consolidated basis, Solvent.

5.20 Collateral Documents. (a) The provisions of the Collateral Documents (other than the Mortgages) are effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first or second priority Lien, as applicable (subject to Liens permitted by Section 7.01), on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

(b) The Mortgages, when executed and delivered, will be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages are filed, the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, except as set forth in the Intercreditor Agreement and other than with respect to the rights of Persons pursuant to Liens expressly permitted by Section 7.01.

5.21 Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no strikes or other labor disputes against any of the Borrower or its Subsidiaries pending or, to the knowledge or the Borrower or its Subsidiaries, threatened.

5.22 Status of the Facility as Senior Indebtedness. The obligations under the Facility constitute “senior debt”, “senior indebtedness”, “guarantor senior debt”, “senior secured financing” and “designated senior indebtedness” (or any comparable term) under the documentation for all Indebtedness that is subordinated in right of payment to the Obligations (if applicable).

5.23 Inactive Subsidiaries. None of the Inactive Subsidiaries (including, on the date hereof, Diamond of Europe GmbH, a corporation organized under the laws of the Federal Republic of Germany, Wimbledon Acquisition LLC, a limited liability company organized under the laws of Delaware, and Diamond Foods Brazil Holding LLC, a limited liability company organized under the laws of Delaware) (a) conducts, transacts or is otherwise engaged in any business, operations or activities or (b) owns any assets or owes any liabilities (other than liabilities under the Loan Documents and liabilities imposed by Law, including tax liabilities and other liabilities incidental to its existence).

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent (for distribution to each Lender), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in stockholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than any such exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from, (A) an upcoming maturity date of any Indebtedness issued under this Agreement or the Revolving Credit Agreement, as applicable, that is scheduled to occur within one year from the time such report and opinion are delivered or (B) as may be required as a result of a prospective or actual default or event of default with respect to any potential or actual inability to satisfy any financial covenant set forth in Section 8 of the Revolving Credit Agreement on a future date or in a future period);

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated and consolidating statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and the related consolidated and consolidating statements of changes in stockholders’ equity, and cash flows for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a monthly budget of the Borrower and its Subsidiaries on a consolidated basis and such division or major brand level revenue and margin information as may be reasonably requested by the Administrative Agent and available to the Borrower, including forecasts for the remaining term of this Agreement prepared by management of the Borrower, in form satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs, if such fiscal year is the immediately following fiscal year).

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent (for distribution to each Lender), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or electronic mail and shall be deemed to be an original authentic counterpart thereof for all purposes).

(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or

15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(d) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) or (d) or referred to in Section 6.03(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent (by fax or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information” (and the Administrative Agent agrees that only Borrower Material marked “PUBLIC” will be made available on such portion of the Platform); (iv) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information”; and (v) notwithstanding anything herein to the contrary, unless the Borrower otherwise notifies the Administrative Agent, all financial statements delivered pursuant to Sections 6.01(a) and 6.01(b), all certificates, reports, statements and other documents and information delivered pursuant to Section 6.02(a) and 6.02(c) and all notices delivered pursuant to Section 6.03(a) shall be deemed to be suitable for posting on the portion of the Platform designated “Public Side Information”.

6.03 Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Material Contract of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws (in each case to the extent that such event has resulted or could reasonably be expected to result in a Material Adverse Effect);

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary (which requirement shall be deemed satisfied by the description thereof in a Form 10-K, Form 10-Q or Form 8-K filed with the SEC); and

(e) of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(ii), (ii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(iii) and (iii) receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b)(iv).

Each notice pursuant to this Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable all its material obligations and liabilities, including (a) all material Tax liabilities, upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; and (b) all lawful material claims which, if unpaid, would by law become a Lien upon any of its property (other than a Lien that is permitted by Section 7.01).

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 or except (in the case of any Subsidiary of the Borrower that is not a Loan Party) where failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, except in each case where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. (a) Maintain with financially sound and reputable insurance companies that are not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance. Each such policy of insurance shall, within 30 days of the Closing Date (or such longer period of time designated by the Administrative Agent), as appropriate, (i) name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and/or (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder.

(b) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as the Administrative Agent may from time to time reasonably require in respect of compliance with the National Flood Insurance Program as set forth in the Floor Disaster Protection Act of 1973, as it may be amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property (including any Law relating to terrorism, money laundering or Sanctions), except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. Maintain proper books of record and account, in which entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired (but in no event more than two times per fiscal year of the Borrower), upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice, and without limitation as to frequency.

6.11 Use of Proceeds. Use the proceeds of the Loans on the Closing Date to refinance the Indebtedness of the Borrower described in the definition of “Transactions” and to pay the fees and expenses incurred in connection with the Transactions.

6.12 Covenant to Guarantee Obligations and Give Security.

(a) Upon the formation or acquisition of any new Material Subsidiary (provided that the requirements of this Section 6.12 shall not apply to any Material Foreign Subsidiary prior to the date that is forty-five (45) days after the date such Material Foreign Subsidiary Guarantees any Indebtedness of the Borrower or any of its Domestic Subsidiaries; provided, further, that each of (i) any Inactive Subsidiary ceasing to be an Inactive Subsidiary and qualifying as a Material Subsidiary and (ii) any Subsidiary qualifying as a Material Subsidiary shall be deemed to constitute the acquisition of a new Material Subsidiary for all purposes of this Section 6.12), the Borrower shall, at the Borrower’s expense:

(i) Within forty-five (45) days (as such time may be extended by the Administrative Agent in its reasonable discretion) after such formation or acquisition, cause such Material Subsidiary to (A) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty and (B) deliver to the Administrative Agent documents of the types referred to in Section 4.01(d) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent,

(ii) within 45 days (as such time may be extended by the Administrative Agent in its reasonable discretion) after such formation or acquisition, cause such Material Subsidiary and each direct and indirect parent (to the extent such parent is the Borrower or a Domestic Subsidiary) of such Material Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, and other collateral and security agreements or supplements thereto, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all pledged Equity Interests in and of such Material Subsidiary and other instruments of the type specified in Section 4.01), securing payment of all the Obligations of such Material Subsidiary under the Loan Documents and constituting Liens on all such real and personal properties,

(iii) within 45 days (as such time may be extended by the Administrative Agent in its reasonable discretion) after such formation or acquisition, cause such Material Subsidiary and each direct and indirect parent (to the extent such parent is the Borrower or a Domestic Subsidiary) of such Material Subsidiary (if it has not already done so) to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Collateral Agreement supplements, and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(iv) within 45 days (as such time may be extended by the Administrative Agent in its reasonable discretion) after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request, and

(v) as promptly as practicable after such formation or acquisition, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property with a fair market value in excess of $2,000,000 (as reasonably determined by the board of directors of the Borrower) and owned by the entity that is the subject of such formation or acquisition, real property title reports, surveys and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent; provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(b) Upon the acquisition of any real property (other than the real property subject to the requirements of Section 6.15) by any Loan Party with a fair market value in excess of $2,000,000 (as reasonably determined by the board of directors of the Borrower) that is not already subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, the Borrower shall, at the Borrower’s expense:

(i) within 30 days (as such time may be extended by the Administrative Agent in its reasonable discretion) after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail satisfactory to the Administrative Agent,

(ii) within 60 days (as such time may be extended by the Administrative Agent in its reasonable discretion) after such acquisition, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, supplemental schedules to this Agreement, collateral agreement supplements and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties,

(iii) within 60 days (as such time may be extended by the Administrative Agent in its reasonable discretion) after such acquisition, cause the applicable Loan Party to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties,

(iv) within 60 days (as such time may be by the Administrative Agent in its reasonable discretion) after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request, and

(v) as promptly as practicable after any acquisition of a parcel of real property with a fair market value in excess of $2,000,000 (as reasonably determined by the board of directors of the Borrower), deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to such parcel of real property, real property title reports, title insurance, flood hazard searches/insurance, surveys and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent; provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such parcel of real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(c) At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, supplements to the Collateral Agreement, supplements to the IP Security Agreements and other security and pledge agreements.

(d) Notwithstanding anything in any Loan Document to the contrary, no Subsidiary that is a CFC or CFC HoldCo shall be required to be a Guarantor, no assets of any such CFC or CFC HoldCo shall be required to be pledged as Collateral under any Loan Document and no Equity Interests of any such CFC or CFC HoldCo shall be pledged as Collateral under any Loan Document (in each case for so long as such Subsidiary is a CFC or a CFC HoldCo), except that 66% of the voting Equity Interests and 100% of the non-voting Equity Interests of any Subsidiary that is (i) a CFC and owned directly by a Loan Party or a CFC HoldCo or (ii) a CFC HoldCo may be pledged as Collateral under the Loan Documents.

6.13 Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; except, in each case, to the extent noncompliance or nonaction would not reasonably be expected to have a Material Adverse Effect; and provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.15 Post-Closing Covenant. (a) Within ninety (90) days following the Closing Date (which date may be extended in the reasonable discretion of the Administrative Agent), the Borrower shall have delivered to the Administrative Agent:

(i) deeds of trust, trust deeds, deeds to secure debt and mortgages, each substantially in the form of Exhibit K and covering the owned real properties listed on Schedule 6.15 (together with each other mortgage delivered pursuant to Section 6.12, in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

(A) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid,

(B) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”), with endorsements and in amounts acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Liens and other Liens permitted under the Loan Documents, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens, except to the extent constituting Liens permitted under Section 7.01 hereof) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable,

(C) with respect to each Mortgaged Property, either (1) such documentation as is required by the title insurance company to delete the standard survey exception to the Mortgage Policy issued with respect to such Mortgaged Property and provide the Administrative Agent with a “same as survey” or similar endorsement to such Mortgage Policy (provided such endorsement is available for issuance in the state in which the Mortgaged Property is located) or (2) American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than 30 days before the day of the Closing Date, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent,

(D) environmental and other reports as to the properties described in the Mortgages, from professional firms acceptable to the Administrative Agent,

(E) estoppel and consent agreements executed by each of the lessors of the leased real properties listed on Schedule 6.15, along with (1) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, or (2) evidence that the applicable lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary or desirable, in the Administrative Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest, or (3) if such leasehold interest was acquired or subleased from the holder of a recorded leasehold interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form satisfactory to the Administrative Agent,

(F) without limiting Section 6.15(a)(i)(H) below, evidence of the insurance required by the terms of the Mortgages,

(G) upon the reasonable request of the Administrative Agent, an appraisal of each of the owned properties described on Schedule 6.15 in form and substance reasonably acceptable to the Administrative Agent,

(H) (1) a completed “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area situs and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto, to the extent required by applicable Laws), and, (2) to the extent any such real property parcels are determined to be within a special flood hazard area, (x) evidence of flood hazard insurance (naming the Administrative Agent, on behalf of the Lenders, as loss payee and mortgagee) on all certificates, (y) evidence of payment of all insurance premiums for the current policy year of each and (z) copies (certified by a Responsible Officer) of the flood insurance policies otherwise in form and substance reasonably satisfactory to the Administrative Agent, and

(I) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken.

(b) Within ninety (90) days following the Closing Date (which date may be extended in the reasonable discretion of the Administrative Agent), deliver the control agreements required pursuant to Section 4.6 of the Collateral Agreement with respect to the Loan Parties. In the event of any inconsistency between this Section 6.15(b) and the Collateral Agreement, this Section 6.15(b) shall control.

6.16 Maintenance of Ratings. In the case of the Borrower, use commercially reasonable efforts to (i) cause the Facility to be continuously publicly rated by S&P and Moody’s and (ii) maintain a public corporate rating from S&P and a public corporate family rating from Moody’s.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) (i) Liens pursuant to any Loan Document and (ii) Liens on the Collateral securing Indebtedness incurred pursuant to Section 7.03(a)(ii); provided that such Liens shall be subject to the Intercreditor Agreement;

(b) Liens existing on the date hereof and listed on Schedule 5.08(b) and any renewals or extensions thereof; provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, laborers or suppliers and statutorily created Liens or other like Liens arising in each case in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required by GAAP;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(i) Liens securing Indebtedness permitted under Section 7.03(e)(i); provided that in the case of Liens securing purchase money Indebtedness and capital leases, (A) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (B) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition, improvements thereto and related expenses;

(j) the interests of lessors and sublessors or licensors in respect of operating leases and leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (i) interfere in any material respect with the business of the Borrower or any Subsidiary or (ii) secure any Indebtedness;

(k) Liens securing Indebtedness of Foreign Subsidiaries permitted under Section 7.03(h);

(l) non-exclusive licenses of patents, trademarks, copyrights and other intellectual property rights;

(m) Liens consisting of rights of setoff or bankers’ liens on deposits of funds in favor of banks or other depositary institutions, to the extent incurred in the ordinary course of business;

(n) Liens granted on the unearned portion of insurance premiums securing the financing of insurance premiums, to the extent such financing is permitted under Section 7.03;

(o) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods;

(p) Liens on any cash earnest money deposits made in connection with letters of intent or purchase agreements in connection with Permitted Acquisitions;

(q) Liens securing Indebtedness, in an aggregate amount at any time outstanding not to exceed $75,000,000, assumed in connection with a Permitted Acquisition to the extent such Liens are solely on the assets acquired in such Permitted Acquisition and the Indebtedness incurred in connection therewith is permitted under Section 7.03;

(r) Liens on cash deposits to secure obligations in an aggregate amount at any time outstanding not to exceed $10,000,000 under Hedge Agreements permitted under Section 7.03;

(s) customary option and call arrangements, rights of first refusal and similar rights relating to Investments permitted under this Agreement;

(t) Liens on cash and Cash Equivalents in an aggregate amount not to exceed $5,000,000 securing liabilities in connection with letters of credit permitted under Section 7.03(i);

(u) other Liens; provided that the principal amount in the aggregate at any time outstanding secured thereby does not exceed $20,000,000; and

(v) Liens on assets of Foreign Subsidiaries securing obligations other than Indebtedness in an aggregate amount at any time outstanding not to exceed $10,000,000.

7.02 Investments. Make any Investments, except:

(a) Investments held by the Borrower or such Subsidiary in the form of cash and Cash Equivalents;

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(d) Investments (i) existing on the Closing Date in Subsidiaries existing on the Closing Date, (ii) in Domestic Subsidiaries (including those formed or acquired after the Closing Date so long as the Borrower and its Subsidiaries comply with the applicable provisions of Section 6.12), (iii) by the Borrower or any other Loan Party in Foreign Subsidiaries (not a Loan Party) formed or acquired after the Closing Date; provided that (A) no Default or Event of Default shall have occurred and be continuing, (B) the Borrower and its Subsidiaries comply with the applicable provisions of Section 6.12, (C) any such Investment consisting of a loan or advance shall be subordinated to the Obligations pursuant to the Intercompany Subordination Agreement and (D) the aggregate amount of all such Investments shall not exceed $50,000,000 outstanding at any time during the term of the Facility (determined without regard to any write-downs or write-offs of such Investments), (iv) of the Borrower in any Guarantor and Investments of any wholly-owned Subsidiary in the Borrower or in any Guarantor and (v) Investments by any Foreign Subsidiary (that is not a Loan Party) in any other Foreign Subsidiary;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) Investments by the Borrower or any of its Subsidiaries in the form of Permitted Acquisitions;

(g) Guarantees permitted by Section 7.03;

(h) Swap Contracts to the extent permitted pursuant to Section 7.03(d);

(i) Investments consisting of advances and prepaid expenses in connection with the purchase of goods or services in the ordinary course of business;

(j) Investments received in settlement of amounts due to Borrower or any Subsidiary, whether owing as a result of Insolvency Proceedings of an account debtor or upon the foreclosure or enforcement of any Lien in favor of Borrower or its Subsidiaries or in connection with satisfaction or enforcement of Indebtedness or other claims owing to Borrower or any Subsidiary;

(k) Deposits of cash in the ordinary course of business to secure performance of operating leases or as required by Governmental Authorities, public utilities or suppliers;

(l) Investments in the ordinary course of business resulting from agreements relating to Indebtedness permitted under Section 7.03(k);

(m) equity Investments by any Loan Party in any Subsidiary of such Loan Party which are required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law (in each case to the extent of such requirement);

(n) Investments acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(o) Investments received in consideration for Dispositions permitted under Section 7.05;

(p) [Reserved];

(q) Investments paid for solely with Equity Interests of Borrower;

(r) Investments in connection with performance bonds, bankers’ acceptance, workers’ compensation claims, surety or appeal bond payments, obligations in connection with self-insurance or similar obligations and bank overdrafts;

(s) Investments made with the portion, if any, of the Cumulative Credit on the date that the Borrower elects to apply all or a portion thereof to this Section 7.02(s), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided that immediately before and immediately after giving effect to any such Investment, (i) no Default or Event of Default shall have occurred and be continuing and (ii) with respect to any Investment made utilizing clause (b) or (c) of the definition of “Cumulative Credit”, the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with a maximum Senior Secured Net Leverage Ratio of 4.50:1.00, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b);

(t) Investments not exceeding (i) $10,000,000 in the aggregate in any fiscal year of the Borrower prior to the fiscal quarter (if any) when the Consolidated Leverage Ratio is less than or equal to 4.00 to 1.00 as of the end of such fiscal quarter (any such date, the “Investment Step-up Date”) and (ii) $20,000,000 in the aggregate in any fiscal year of the Borrower after the occurrence of the Investment Step-up Date; provided that in no event shall the aggregate amount of Investments allowed pursuant to this Section 7.02(t) exceed $50,000,000 during the term of this Agreement; and

(u) Investments in an aggregate amount not to exceed $50,000,000 during the term of the Agreement; provided that no Event of Default has occurred and is continuing or would result therefrom; provided, further, that Investments by non-Loan Parties made pursuant to this Section 7.02(u) shall not exceed $25,000,000 during the term of the Agreement.

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under (i) the Loan Documents (including Specified Refinancing Debt), (ii) (A) the Revolving Credit Agreement in an aggregate principal amount, when taken together with the aggregate principal amount of Permitted Refinancings outstanding pursuant to subclause (B) below, at any time outstanding not to exceed $125,000,000 and (B) any Permitted Refinancings thereof (or successive Permitted Refinancings thereof) and (iii) (A) the Indenture, when taken together with the aggregate principal amount of Permitted Refinancings outstanding pursuant to subclause (B) below, in an aggregate principal amount at any time outstanding not to exceed $230,000,000 and (B) any Permitted Refinancings thereof (or successive Permitted Refinancings thereof);

(b) Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder;

(c) Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Guarantor;

(d) obligations (contingent or otherwise) of the Borrower or any Guarantor existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party (other than pursuant to customary netting or set-off provisions);

(e) Indebtedness (i) of the Borrower or any Subsidiary in respect of capital leases and purchase money obligations for fixed or capital assets or (ii) of any Person acquired in a Permitted Acquisition (so long as such Indebtedness (A) existed prior to the acquisition of such Person by the Borrower or any Subsidiary, (B) is not created in connection with such acquisition and (C) is solely the obligation of such Person and not of the Borrower or any other Subsidiary); provided that the aggregate amount of all such Indebtedness at any one time outstanding pursuant to (x) sub-clause (i) of this clause (e) shall not exceed $35,000,000 and (y) sub-clause (ii) of this clause (e) shall not exceed $50,000,000;

(f) intercompany Indebtedness (i) between and among Loan Parties, (ii) owed by any Loan Party to any non-Loan Party or owed by a non-Loan Party to a Loan Party (but only to the extent permitted under Section 7.02); provided that any such Indebtedness shall be subordinated to the Obligations pursuant to the Intercompany Subordination Agreement and (iii) between and among any non-Loan Parties;

(g) other Indebtedness incurred by the Borrower or any Guarantor constituting Permitted Ratio Debt (and any Permitted Refinancings thereof (and successive Permitted Refinancing thereof));

(h) Third Party Interests issued by Securitization Vehicles in Securitizations permitted by Section 7.05(m), and Indebtedness represented by such Third Party Interests; provided that the aggregate amount of all Securitizations shall not exceed the greater of $50,000,000 and 20% of Consolidated Net Tangible Assets at the time of incurrence (with Securitizations expressed in a currency other than Dollars being converted to Dollars at the prevailing exchange rate at the time such Securitization is consummated);

(i) Indebtedness pursuant to letters of credit issued by Bank of America, N.A. in an aggregate face amount at any time outstanding not exceeding $5,000,000;

(j) Indebtedness incurred under performance, surety, statutory, bid or appeal bonds;

(k) Indebtedness in connection with credit cards, credit card processing services, debit cards, stored value cards, commercial cards or Cash Management Agreements, or in connection with netting services, overdraft protection, and other like services, in each case incurred in the ordinary course of business;

(l) accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that is otherwise permitted under this Section 7.03;

(m) Indebtedness consisting of contingent liabilities in respect of indemnification obligations or adjustment of purchase price in connection with the consummation of Permitted Acquisitions;

(n) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations, (ii) unsecured guarantees arising from customary indemnification obligations to purchasers, and (iii) unsecured guarantees with respect to any obligations of a Subsidiary to the extent the person obligated under such guaranty could have incurred such underlying Indebtedness under this Section 7.03;

(o) Indebtedness owing to former employees, officers or directors (or spouses or estates of the foregoing) in connection with the repurchase by Borrower of Equity Interests that have been issued to such Person in an aggregate amount at any time outstanding not to exceed $5,000,000; and

(p) other unsecured Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed the greater of $35,000,000 and 12.5% of Consolidated Net Tangible Assets at the time of incurrence, at any time outstanding.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person and (ii) any Subsidiary; provided that (A) when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person and (B) when any Guarantor is merging with another Subsidiary, the continuing or surviving Person shall be a Guarantor;

(b) the Borrower or any Guarantor may effect any Permitted Acquisition; provided that (i) in any such transaction involving the Borrower, the Borrower shall be the continuing or surviving Person and (ii) in any such transaction involving a Guarantor, the continuing or surviving Person shall be a Guarantor;

(c) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) (i) to the Borrower or to a Guarantor or (ii) if the

transferor is not a Guarantor, to any other Subsidiary; provided in each case that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be the Borrower or a wholly-owned Subsidiary; and

(d) the Borrower and its Subsidiaries may consummate the DFKA Restructuring.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, or property no longer used or usable in the business, whether now owned or hereafter acquired;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by the Borrower to any Subsidiary, or by any Subsidiary to the Borrower or to a Guarantor, or by any Subsidiary that is not a Guarantor to any other Subsidiary that is not a Guarantor; provided that if the transferor of such property is the Borrower or a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e) Dispositions of accounts receivable for purposes of collection;

(f) Dispositions of investment securities and cash equivalents in the ordinary course of business;

(g) Dispositions permitted by Section 7.01, 7.02 and 7.04;

(h) Dispositions by the Borrower and its Subsidiaries of property acquired after the date hereof in Permitted Acquisitions; provided that, the fair market value of the assets to be divested in connection with any Permitted Acquisition (as reasonably determined by the board of directors of the Borrower) do not exceed an amount equal to thirty percent (30%) of the total cash and non-cash consideration for such Permitted Acquisition;

(i) Dispositions consisting of licensing and sublicensing on a non-exclusive basis of patents, trademarks, copyrights and other intellectual property rights; or the lapse or abandonment of registered patents, trademarks or copyrights to the extent not economically desirable in the conduct of the Borrower’s business;

(j) Dispositions as a result of involuntary loss, damage or destruction of property or involuntary condemnation, transfer, seizure or taking by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(k) Dispositions consisting of leasing or sub-leasing of assets in the ordinary course of business;

(l) Dispositions consisting of (i) the sale and lease-back of real property in an aggregate amount not to exceed $75,000,000 and (ii) the sale and lease-back of real property of Foreign Subsidiaries;

(m) Dispositions of Securitization Assets to Securitization Vehicles and the issuance of Third Party Interests in connection with Securitizations; provided that (i) each such Securitization is effected on market terms as determined in good faith by the Borrower, (ii) the aggregate amount of all such Securitizations does not exceed the greater of $50,000,000 and 20% of Consolidated Net Tangible Assets at the time of incurrence (with Securitizations expressed in a currency other than Dollars being converted to Dollars at the prevailing exchange rate at the time such Securitization is consummated), (iii) the aggregate amount of the Sellers’ Retained Interests in such Securitizations does not exceed an amount at any time outstanding that is customary for similar transactions and (iv) the proceeds to each such Securitization Vehicle from the issuance of Third Party Interests are applied substantially simultaneously with receipt thereof to the purchase from the Borrower or any Subsidiary of Securitization Assets;

(n) other Dispositions of property with an aggregate fair market value in any fiscal year not exceeding the greater of $20,000,000 or 7.5% of Consolidated Net Tangible Assets at the time of such Disposition; and

(o) Dispositions by the Borrower of the common stock of the Borrower.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to the Borrower, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d) the Borrower may issue and sell its common Equity Interests;

(e) the Borrower may make Investments permitted pursuant to Section 7.02(c);

(f) the Borrower may consummate Excluded Issuances;

(g) the Borrower may repurchase its Equity Interests (i) in connection with its restricted stock grant program in an amount not exceeding $10,000,000 in any fiscal year and (ii) in an amount that would not cause the aggregate repurchase price for the Equity Interests so repurchased to, at any time, exceed the aggregate market value (determined based on the applicable closing price thereof on the trading day immediately preceding each relevant issuance date) of the Equity Interests that have been issued by the Borrower pursuant to the Settlement at such time; provided that aggregate repurchases pursuant to this clause (g) shall not exceed $50,000,000 during the term of the Agreement; and

(h) the Borrower may make additional Restricted Payments with the portion, if any, of the Cumulative Credit on the date that the Borrower elects to apply all or a portion thereof to this Section 7.06(h), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided that, with respect to any Restricted Payment made utilizing clause (b) or (c) of the definition of “Cumulative Credit”, immediately before and after giving effect to any such Restricted Payment, the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with a maximum Senior Secured Net Leverage Ratio of 4.50:1.00, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b).

7.07 Change in Nature of Business. Engage in any material line of business substantially different from the food business or any business reasonably related thereto.

7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to:

(a) transactions between or among the Borrower and any of its wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries;

(b) the payment of fees, expenses and compensation (including equity compensation) to officers and directors of the Borrower or any of its Subsidiaries and indemnification agreements entered into by the Borrower or any of its Subsidiaries approved, in the case of fees and compensation, by the compensation committee of the Borrower in good faith;

(c) employment and severance arrangements with officers and employees; and

(d) rights of shareholders of the Borrower under (i) that certain Securities Purchase Agreement dated as of May 22, 2010, between the Borrower and OCM PF/FF Adamante Holdings, Ltd., as amended to the date hereof and (ii) that certain Warrant Purchase

Agreement dated as of February 9, 2014 among the Borrower and OCM PF/FF Adamante Holdings, Ltd.

7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that clauses (i) and (iii) shall not prohibit any negative pledge or similar provision, or restriction on transfer of property, incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person. Notwithstanding the foregoing, this Section 7.09 will not restrict or prohibit:

(a) restrictions imposed pursuant to an agreement that has been entered into in connection with a transaction permitted pursuant to Section 7.05 with respect to the property that is subject to that transaction;

(b) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03 to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(c) provisions restricting subletting or assignment of Contractual Obligations;

(d) restrictions and conditions imposed by the Revolving Credit Agreement as of the Closing Date (or Permitted Refinancings thereof that do not impose additional restrictions or conditions);

(e) restrictions and conditions imposed by the Indenture as of the Closing Date (or Permitted Refinancings thereof that do not impose additional restrictions or conditions);

(f) any agreement in effect on the date hereof and described on Schedule 7.09; or

(g) customary restrictions and conditions imposed by the documentation governing Permitted Ratio Debt (or Permitted Refinancings thereof) that are not any more adverse to the interests of the Lenders than the restrictions and conditions imposed by the Indenture as of the Closing Date.

7.10 Use of Proceeds. Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 [Reserved.]

7.12 Accounting Changes. Change its fiscal year more than once during the term of this Agreement.

7.13 Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Loans in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 7.03, (c) the Permitted Refinancing of any Indebtedness incurred pursuant to Section 7.03, (d) a prepayment, redemption, purchase, defeasement or other satisfaction of Indebtedness made using the portion, if any, of the Cumulative Credit on the date that the Borrower elects to apply all or a portion thereof to this Section 7.13(d), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided that, immediately before and after giving effect to any such prepayment, (a) no Default or Event of Default shall have occurred and be continuing and (b) with respect to any prepayment made utilizing clause (b) or (c) of the definition of “Cumulative Credit”, the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with a maximum Senior Secured Net Leverage Ratio of 4.50:1.00, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b), (e) the prepayment of Indebtedness under the Revolving Credit Agreement or (f) prepayments, redemptions, purchases, defeasements or other satisfactions of Indebtedness on the Closing Date as part of the Transactions.

7.14 Amendment of Indebtedness. Amend, modify or change in any manner any term or condition of any Indebtedness for borrowed money in excess of the Threshold Amount in a manner materially adverse to the Lenders.

7.15 Inactive Subsidiaries; Holding Companies. (a) Permit any Inactive Subsidiary to (i) enter into any business, operations or activities or (ii) notwithstanding anything to the contrary herein, acquire any assets or incur any liabilities (other than liabilities under the Loan Documents and liabilities imposed by law, including tax liabilities and other liabilities incidental to its existence).

(b) Permit a CFC HoldCo to (i) enter into any business, operations or activities or (ii) acquire any assets (other than assets owned on the Closing Date) or incur any liabilities (other than liabilities under the Loan Documents, pledges of the stock of KFH, KFI or DFKA Intermediate under the Revolving Credit Loan Documents and liabilities imposed by law, including tax liabilities and other liabilities incidental to its existence); provided that, such CFC HoldCo may (1) receive assets from its direct parent so long as it promptly contributes such assets to one or more of its Subsidiaries in compliance with Section 7.02, (2) receive assets from its Subsidiaries so long as it promptly distributes such assets to its direct parent, (3) incur liability in connection with intercompany Indebtedness owed to the Borrower and permitted by Section 7.03 so long as it promptly contributes the proceeds thereof to one or more of its Subsidiaries in compliance with Section 7.02 and (4) consummate the DFKA Restructuring.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, (ii) within three Business Days after the same becomes due, any interest on any Loan, or (iii) within five Business Days after the same becomes due, any fee or any other amount payable hereunder or under any other Loan Document;

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05 or 6.15 or Article VII;

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days;

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made;

(e) Cross-Acceleration. (i) The Borrower or any Subsidiary fails to observe or perform any agreement or condition relating to any Indebtedness or Guarantee (excluding Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or any other event occurs, in each case after any applicable grace, cure or notice period, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded (provided that no Event of Default shall occur under this clause (i) prior to such time that such Indebtedness or such Guarantee is so demanded or becomes due or is required to be repurchased, prepaid, defeased or redeemed, or an offer to repurchase, prepay, defease or redeem such Indebtedness is required to be made, or such Guarantee becomes payable or such cash collateral is demanded); or (ii) there occurs under any Swap Contract an “Early Termination Date” (as defined, or as such comparable term may be used and defined, in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the “Defaulting Party” (as defined, or as such comparable term may be used and defined, in such Swap Contract) or (B) any

“Termination Event” (as defined, or as such comparable term may be used and defined, in such Swap Contract) under such Swap Contract as to which the Borrower or any Subsidiary is an “Affected Party” (as defined, or as such comparable term may be used and defined, in such Swap Contract) and, in either event, (x) the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount and (y) and the occurrence of such “Early Termination Date” (as defined, or as such comparable term may be used and defined, in such Swap Contract) could reasonably be expected to have a Material Adverse Effect;

(f) Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding;

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy;

(h) Judgments. There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which results in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount;

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Sections 4.01, 6.12 or 6.15 shall for any reason (other than pursuant to the terms hereof or thereof) cease to create a valid and perfected first priority Lien (in the case of the Term Loan Priority Collateral) or second priority Lien (in the case of the ABL Priority Collateral), in each case subject to Permitted Liens, on any material portion of the Collateral purported to be covered thereby.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare any commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, any obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.13, be applied by the Administrative Agent in the following order (subject to any contrary provisions expressly set forth in the Intercreditor Agreement):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting (a) unpaid principal of the Loans and (b) unpaid Obligations owing by any Loan Party under any Secured Hedge Agreements or Secured Cash Management Agreements, among the Lenders (and, in the case of such Secured Hedge Agreements or Secured Cash Management Agreements, the Hedge Banks and the Cash Management Banks) in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof (expressly stating that such Obligations shall be subject to the application described above), together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto. Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or such Loan Party’s assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 8.03.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. (a) Each of the Lenders hereby irrevocably appoints Credit Suisse to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “Collateral Agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Section 4.01 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of any credit facility provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative

Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers or others listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) irrevocably authorizes the Administrative Agent, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) subject to Section 9.11, obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b) to release any Guarantor from its obligations under the Guaranty (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations as to which no claim has been asserted and (B) subject to Section 9.11, obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(d) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11 Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (and any such increase other than as contemplated under Section 2.12 shall also require the written consent of the Required Lenders);

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments pursuant to Section 2.03(b)) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Facility hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e) change (i) Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, each Cash Management Bank and each Hedge Bank (solely to the extent adversely affected thereby) or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans from the application thereof set forth in the applicable provisions of Section 2.03 in any manner that materially and adversely affects the Lenders under the Facility without the written consent of each Lender directly affected thereby;

(f) change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

(g) release all or substantially all of the value of the Guaranty without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(h) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender, except to the extent the release of any Collateral is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(i) impose any greater restriction on the ability of any Lender under the Facility to assign any of its rights or obligations hereunder without the written consent of each Lender directly affected thereby;

and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Engagement Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lenders in a manner that is different from and more adverse than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary herein, at any time and from time to time, upon notice to the Administrative Agent (who shall promptly notify the applicable Lenders) specifying in reasonable detail the proposed terms thereof, the Borrower may make one or more loan modification offers to all the Lenders under the Facility or under any then outstanding New Term Facility that would, if and to the extent accepted by any such Lender, (a) extend the scheduled maturity date thereof and/or any amortization of the Loans thereunder and/or change the Applicable Rate (or similar component of the interest rate) payable with respect to the Loans thereunder (in each case solely with respect to the Loans of accepting Lenders in respect of which an acceptance is actually delivered) and (b) treat the Loans so modified as a new “Facility” for all purposes under this Agreement; provided that (i) such loan modification offer is made to each Lender under the applicable facility on the same terms and subject to the same procedures as are applicable to all other Lenders under such facility (which procedures in any case shall be reasonably satisfactory to the Administrative Agent), (ii) immediately before and immediately after giving effect to the loan modification offered, no Event of Default pursuant to Section

8.01(a), (f) or (g) shall have occurred and be continuing and (iii) no loan modification shall affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent without its prior written consent.

In connection with any such loan modification, the Borrower and each accepting Lender shall execute and deliver to the Administrative Agent such agreements and other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the applicable loan modification offer and the terms and conditions thereof, and this Agreement and the other Loan Documents shall be amended in a writing (which need not be executed and delivered or otherwise approved by any Person other than the Borrower and the Administrative Agent, but in any case such amendment shall be effective only with respect to the applicable Loans of Lenders that shall have accepted the relevant loan modification offer (and only with respect to Loans as to which any such Lender has accepted the loan modification offer)) to the extent necessary or appropriate, in the judgment of the Administrative Agent, to reflect the existence of, and to give effect to the terms and conditions of, the applicable loan modification (including the addition of such modified Loans as a “Facility” hereunder). No Lender shall have any obligation whatsoever to accept any loan modification offer, and may reject any such offer in its sole discretion. Notwithstanding the foregoing, no modification referred to above shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 with respect to the Loan Parties.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, fax number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any Lender, to the address, fax number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, fax or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.11) or (c) any

Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of any credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent, the Arrangers or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Arranger or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from (i) the gross negligence or willful misconduct of such Indemnitee or (ii) its breach in bad faith of any of its funding obligations hereunder.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent (or any such sub-agent), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of the Administrative Agent (or any such sub-agent) acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party to this Agreement hereby waives, any claim against any other party hereto on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that the foregoing shall not limit or impair any indemnification in respect of any such claim payable by an Indemnitee to a third party in accordance with Section 10.04(b). No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting primarily from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section 10.04 shall be payable not later than thirty (30) days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Indemnitees to the extent provided in Section 10.04, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and each of the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under the Facility and the Loans at the time owing to it under the Facility or in the case of an assignment to a

Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall be in an integral multiple of, and not less than, $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (3) such assignment occurs during the initial primary syndication of the Facility after consultation with the Borrower; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv) Assignment and Assumption. The parties to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Assumption, in each case, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms;

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to a Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B);

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person; and

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an

Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower, to such assignment and any applicable tax forms, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) promptly record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (c).

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07 Treatment of Certain Information; Confidentiality. The Administrative Agent and each of the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives, including any numbering, administration or settlement service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, which shall require “click through” or other affirmative action on the part of the recipient to access such information, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.12 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Administrative Agent and each of the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by fax, electronic mail or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time any Loan was made, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, then, to the fullest extent permitted by law, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If any Lender requests compensation under Sections 3.01 or 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE EXPRESSLY SET FORTH THEREIN, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN

SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each of the Arrangers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) none of the Administrative Agent or any of the Arrangers has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent or any of the Arrangers has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

10.18 USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

10.19 Intercreditor Agreement. Each of the Lenders and the other Secured Parties (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the terms of the Intercreditor Agreement, (c) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement and (d) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the other Loan Documents, the terms of the Intercreditor Agreement shall govern and control.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DIAMOND FOODS, INC.

By:	/s/ Raymond Silcock
Name:	Raymond Silcock
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
As Lender, Administrative Agent and Collateral Agent

By:	/s/ Judith Smith
Name:	Judith Smith
Title:	Authorized Signatory

By:	/s/ Michael D’Onofrio
Name:	Michael D’Onofrio
Title:	Authorized Signatory

Signature Page to Credit Agreement

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“ABL Guaranty Agreement” means a guaranty agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Guarantors to Agent, as amended, restated, supplemented or otherwise modified from time to time.

“ABL Collateral Agreement” means a collateral agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower, each of the Guarantors and KFH to Agent, as amended, restated, supplemented or otherwise modified from time to time.

“ABL Priority Collateral” has the meaning specified therefor in the Intercreditor Agreement.

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Administrative Questionnaire” has the meaning specified therefor in Section 14.1(a) of the Agreement.

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 to the Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrower and the Lenders).

“Agent’s Liens” means the Liens granted by Borrower or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Applicable Margin” means, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Daily Net Availability of Borrower for the most recently completed fiscal quarter; provided, that for the period from the Closing Date through and including March 31, 2014, the Applicable Margin shall be set at the margin in the row styled “Level II”; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled “Level I”:

Level	Average Daily Net Availability	Applicable Margin Relative to Base Rate Loans (the “Base Rate Margin”)	Applicable Margin Relative to LIBOR Rate Loans (the “LIBOR Rate Margin”)
I	< $43,750,000	1.00 percentage points	2.00 percentage points
II	< $93,750,000 and > $43,750,000	0.75 percentage points	1.75 percentage points
III	> $93,750,000	0.50 percentage points	1.50 percentage points

The Applicable Margin shall be re-determined as of the first day of each fiscal quarter of Borrower.

“Applicable Unused Line Fee Percentage” means, as of any date of determination, the applicable percentage set forth in the following table that corresponds to the Average Daily Net Availability of Borrower for the most recently completed fiscal quarter; provided, that for the period from the Closing Date through and including March 31, 2014, the Applicable Unused Line Fee Percentage shall be set at the rate in the row styled “Level II”; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Unused Line Fee Percentage shall be set at the margin in the row styled “Level I”:

Level	Average Daily Net Availability	Applicable Unused Line Fee Percentage
I	> $62,500,000	0.50 percentage points
II	< $62,500,000	0.375 percentage points

The Applicable Unused Line Fee Percentage shall be re-determined on the first date of each fiscal quarter by Agent.

“Application Event” means the occurrence of (a) a failure by Borrower to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.

“Assignee” has the meaning specified therefor in Section 14.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.

“Attributable Indebtedness” means, on any date, in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the collective reference to the audited consolidated balance sheet of the Borrower and its Subsidiaries as of, and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years ended July 31, 2011, July 31, 2012 and July 31, 2013 (as corrected in the Borrower’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2013 filed with the SEC) of the Borrower and its Subsidiaries, including the notes thereto.

“Authorized Person” means any one of the individuals identified on Schedule A-2 to the Agreement, as such schedule is updated from time to time by written notice from Borrower to Agent.

“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Revolving Loans under Section 2.1 of the Agreement (after giving effect to the then outstanding Revolver Usage).

“Average Daily Net Availability” means, with respect to any date of determination, the average daily amount, calculated as of the close of business on each day, for the preceding fiscal quarter of the lesser of (a) the amount by which the Borrowing Base exceeds the Revolver Usage and (b) the amount by which the Maximum Revolver Amount exceeds the Revolver Usage.

“Bank Product” means any one or more of the following financial products or accommodations extended to Borrower or any of its Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Borrower or any of its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Borrower or any of its Subsidiaries.

“Bank Product Provider” means any Person who at the time of providing Bank Products was a Lender or an Affiliate of a Lender, including Wells Fargo or any of its Affiliates, in its capacity as a provider of such Bank Products, and including each of the foregoing in its capacity, if applicable, as a Hedge Provider.

“Bank Product Reserves” means, as of any date of determination, those reserves that Agent in the exercise of its Permitted Discretion deems necessary or appropriate to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of Borrower and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means the greatest of (a) the Federal Funds Rate plus  1⁄2%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (c) the rate of interest announced, from time to time, by Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means each portion of the Revolving Loans that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” has the meaning set forth in the definition of Applicable Margin.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” has the meaning specified therefor in the preamble to the Agreement.

“Borrower Materials” has the meaning specified therefor in Section 6.2 of the Agreement.

“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Extraordinary Advance.

“Borrowing Base” means, as of any date of determination, the result of:

(a) 85% of the amount of Eligible Accounts, plus

(b) the lesser of (A) the product of 70% multiplied by the value (calculated at the lower of cost or market on a basis consistent with Borrower’s historical accounting practices) of Eligible Inventory at such time, and (B) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by Agent multiplied by the value (calculated at the lower of cost or market on a basis consistent with the Borrower’s historical accounting practices) of Eligible Inventory at such time, minus

(c) the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“California Producer’s Lien Statute” means California Food and Agriculture Code Section §55631 et seq., as amended, or any successor statute thereto.

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition or maintenance of any fixed or capital asset, in each case, that are capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Dominion Period” means any period during which cash is swept out of the Deposit Accounts subject to a Control Agreement and applied against the outstanding Loans, on a daily basis, pursuant to Section 5.19 of the Agreement.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 365 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and maturing no more than 365 days from the time of the acquisition thereof, and having, at the time of acquisition thereof, a rating of A-1 (or the then equivalent grade) or better from S&P or P-1 (or the then equivalent grade) or better from Moody’s; and

(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.

“CFC” means (a) each Person that is a “controlled foreign corporation” for purposes of the IRC; (b) each Subsidiary of any such Person described in clause (a); and (c) any Domestic Subsidiary that has no material assets other than Equity Interests of one or more CFCs.

“CFC HoldCo” means each of DKFA and KFH for so long as such Subsidiary (a) holds Equity Interests in at least one Subsidiary that is a CFC or a CFC Holdco and (b) does not Guarantee any Indebtedness of the Borrower or any of its Domestic Subsidiaries.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of the Borrower or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of the Relevant Percentage or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any “Change of Control” (or any comparable term) as defined in the Indenture, the CS Term Loan Agreement, any Permitted Ratio Debt or the documentation governing any Permitted Refinancing of any of the foregoing (or successive Permitted Refinancings thereof).

For purposes of this definition, “Relevant Percentage” means (i) if the relevant “person” with respect to which this definition is being tested is a Person that “beneficially owns” 10% or more of Borrower’s outstanding voting securities as of the Closing Date (without giving effect to any “beneficial ownership” attributed to such Person by virtue of its membership in a “group”) (any such Person, a “Specified Person”) 45%, (ii) if a majority of such “beneficial ownership” of the relevant “group” with respect to which this definition is being tested is held (without giving effect to the existence of such “group”) by any Specified Person or any of its Affiliates, 45% and (iii) in all other cases, 35%.

“Change in Law” means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Closing Date” means the date of the making of the initial Revolving Loan (or other extension of credit) under the Agreement or, if earlier, the date of the satisfaction of the conditions precedent in Section 3.1 of the Agreement.

“Code” or “UCC” means the New York Uniform Commercial Code, as in effect from time to time; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Borrower’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Collateral Documents” means, collectively, the ABL Collateral Agreement, the Mortgages, the IP Security Agreements, each of the mortgages, collateral assignments, supplements to all of the foregoing, security agreements, pledge agreements or other similar agreements delivered to the Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Agent for the benefit of the Secured Parties, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Commitment” means, with respect to each Revolving Lender, its Commitment, and, with respect to all Revolving Lenders, their Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by the chief financial officer of Borrower to Agent.

“Confidential Information” has the meaning specified therefor in Section 18.9(a) of the Agreement.

“Consolidated Current Assets” means, as at any date of determination, the total assets of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding cash and cash equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of a Person and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis, for the most recently completed Measurement Period plus the following, without duplication, to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Charges, (b) the provision for Federal, state, local and foreign income taxes payable (calculated net of Federal, state, local and foreign income tax credits), (c) depreciation and amortization expenses, (d) other net after-tax non-recurring expenses reducing such Consolidated Net Income (excluding any write off or writedown or reserves with respect to current assets but including, for the avoidance of doubt, mark-to-market adjustments relating to, and non-recurring expenses arising from the exercise of, the Warrant), (e) non-cash charges or expenses related to stock-based compensation, (f) non-cash charges in connection with Permitted Acquisitions, (g) the amount of purchase price and related transaction costs of any acquisition, whether or not consummated, required to be expensed during such period that would otherwise have been classified as goodwill prior to the implementation of FAS 141R; (h) restructuring or business optimization charges, costs and expenses, including, without limitation, facility closure and relocation costs and fees and expenses of operational or restructuring consultants and advisors, including without limitation, human resources consultants; provided that the aggregate amount of add backs made pursuant to this clause (h) when added to the aggregate amount of add backs made pursuant to clause (i) below, shall not exceed an amount equal to 25% of Consolidated EBITDA for the most recently completed Measurement Period prior to the determination date (and such determination shall be made prior to the making of, and without giving effect to, any adjustments pursuant to this clause (h) or clause (i) below); (i) the amount of net cost savings, net operating expense reductions and other net operating improvements projected by the Borrower in good faith to be realized (calculated on a Pro Forma Basis) as a result of actions taken or to be taken in connection with any acquisition or disposition by the Borrower or any of its Subsidiaries, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided that (A) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.2, certifying that (x) such cost savings, operating expense reductions and operating improvements are factually supportable and (y) such actions have been taken or are to be taken within 12 months after the consummation of the acquisition or disposition that is expected to result in such cost savings, expense reductions or operating improvements, (B) no cost savings, operating expense reductions or operating improvements shall be added pursuant to this clause (i) to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income, whether through a pro forma adjustment or otherwise, for such period, (C) projected (and not yet realized) amounts may no longer be added in calculating Consolidated EBITDA pursuant to this clause (i) to the extent occurring more than four full fiscal quarters after the specified action taken in order to realize such projected cost savings, operating expense reductions or operating improvements and (D) the aggregate amount of add backs made pursuant to this clause (i), when added to the aggregate amount of add backs made pursuant to clause (h) above, shall not exceed an amount equal to 25% of Consolidated EBITDA for the most recently completed Measurement Period prior to the determination date (and such determination shall be made prior to the making of, and without giving effect to, any adjustments pursuant to this clause (i) or clause (h) above; and (j) non-cash losses in connection with the exercise of the Warrant.

Notwithstanding anything to the contrary, Consolidated EBITDA (before giving effect to any pro forma adjustments or other adjustments, in each case as contemplated in the definition of Pro Forma Basis) shall be deemed to be (i) $22.9 million for the fiscal quarter ended January 31, 2013, (ii) $23.2 million for the fiscal quarter ended April 30, 2013, (iii) $24.6 million for the fiscal quarter ended July 31, 2013 and (iv) $29.1 million for the fiscal quarter ended October 31, 2013.

“Consolidated Excess Cash Flow” means, for any fiscal year of the Borrower and its Subsidiaries on a consolidated basis, an amount (if positive) equal to the sum, without duplication, of (a) Consolidated EBITDA, plus (b) the amount of any decrease in Consolidated Working Capital for such fiscal year, minus (c) the amount of any increase in Consolidated Working Capital for such fiscal year, minus (d) consolidated Capital Expenditures paid in cash (except to the extent made with the proceeds of an incurrence of Indebtedness (other than the Loans) or an issuance or sale of Equity Interests), that are (A) actually made during such fiscal year or (B) at the option of the Borrower, committed to be made pursuant to a Contractual Obligation although not actually made during such fiscal year; provided that (x) if any Capital Expenditures are deducted from Consolidated Excess Cash Flow pursuant to clause (B) above, such amount shall be added to Consolidated Excess Cash Flow for the immediately succeeding fiscal year of the Borrower if the expenditure is not actually made within such succeeding fiscal year and (y) no deduction shall be taken in such succeeding fiscal year when such amounts deducted pursuant to clause (B) above are actually spent, minus (e) the cash portion of Consolidated Interest Charges minus (f) cash income taxes paid minus (g) scheduled principal repayments, to the extent actually made, of (i) CS Term Loans pursuant to Section 2.05 of the CS Term Loan Agreement and (ii) other Indebtedness (including the principal component of capitalized leases) (in each case other than to the extent that any such repayment is funded with the proceeds of an incurrence of Indebtedness (other than the Loans) or an issuance or sale of Equity Interests), minus (h) the amount of any charges or expenses described in clauses (e) through (h) of the definition of Consolidated EBITDA that are paid (or reasonably expected to be paid) in cash, minus (i) the amount of any cash expenditures made in connection with Permitted Acquisitions and Investments in non-Affiliates of the Borrower permitted pursuant to Sections 7.2(f), (n), (t) and (u) of the Agreement (other than to the extent that any such cash expenditure is funded with the proceeds of an incurrence of Indebtedness or an issuance or sale of Equity Interests).

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct non-contingent obligations arising in connection with letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) Attributable Indebtedness in respect of capital leases and (e) all Indebtedness of the types referred to in clauses (a) through (d) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest), in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under capitalized leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Leverage Ratio” means, as of the last day of the most recently completed Measurement Period, the ratio of (a) Consolidated Funded Indebtedness as of such date (less the unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries as of such date) to (b) Consolidated EBITDA for such Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso).

“Consolidated Net Tangible Assets” means, as of any date of determination, the total amount of assets that would be included on a consolidated balance sheet of the Borrower and its Subsidiaries under GAAP (less applicable reserves and other properly deductible items) after deducting therefrom: (1) all short-term liabilities, except for liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor for a period ending more than one year after such date) and liabilities in respect of retiree benefits other than pensions for which the Borrower and its Subsidiaries are required to accrue pursuant to Accounting Standards Codification 715-60 (or any successor provision); (2) Investments in Subsidiaries; and (3) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expense incurred in the issuance of Indebtedness and other intangible assets, all as of the date of the most recent financial statements delivered pursuant to Section 6.1 (or prior to any such delivery, as of October 31, 2013); provided that Consolidated Tangible Net Assets shall exclude (i) liabilities incurred pursuant to the Warrant and (ii) the liabilities arising from the Settlement.

“Consolidated Funded Senior Secured Indebtedness” means Consolidated Funded Indebtedness that is secured by a Lien on any assets of the Borrower or any of its Subsidiaries; provided that such Consolidated Funded Indebtedness is not expressly subordinated in right of payment to the Obligations pursuant to a written agreement.

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets of the Borrower and its Subsidiaries over Consolidated Current Liabilities of the Borrower and its Subsidiaries; provided that, at the election of the Borrower, the determination of Consolidated Working Capital (and the component definitions thereof to the extent applicable to this definition) as of any determination date shall be subject to such reasonable adjustments as may be necessary to eliminate the effects of any specifically identifiable and non-recurring extraordinary items that, in the reasonable judgment of the Borrower, have materially distorted the amount of Consolidated Working Capital that would have otherwise been determined under this definition as of such date. In the event the Borrower makes any such election, it shall provide to the Agent (a) notice thereof concurrently with the delivery of the related certificate of the chief executive officer, chief financial officer, treasurer or controller of the Borrower delivered pursuant to Section 6.2(a) describing in reasonable detail the event giving rise to such adjustment and (b) supporting information and calculations with respect to the relevant adjustment.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Copyright Security Agreement” means any copyright security agreement entered into by one or more Loan Parties for the benefit of the Agent and the other Secured Parties.

“CS Term Loan Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent or collateral agent for the lenders under the CS Term Loan Documents, together with its successors and assigns in such capacity (including any administrative, collateral or similar agent in respect of any Indebtedness that, to the extent permitted under the Intercreditor Agreement, refinances, amends, restates, renews, extends, or replaces the CS Term Loan Indebtedness).

“CS Term Loan Agreement” means that certain Credit Agreement, dated as of February 19, 2014, by and between the Borrower, CS Term Loan Agent, and the lenders thereunder, as amended, restated, supplemented, modified, refinanced, replaced, extended or renewed in accordance with the terms thereof and the terms of the Intercreditor Agreement.

“CS Term Loan Documents” means the CS Term Loan Agreement and all other documents related thereto and executed in connection therewith, in each case, as amended, restated, supplemented, modified, refinanced, replaced, extended or renewed in accordance with the terms thereof and the terms of the Intercreditor Agreement.

“CS Term Loan Indebtedness” means the Indebtedness incurred under the CS Term Loan Documents, in an aggregate principal amount (in the case of loans) at the time of incurrence not exceeding the Term Loan Cap (as defined in the Intercreditor Agreement).

“CS Term Loan Priority Collateral” has the meaning specified for “Term Loan Priority Collateral” in the Intercreditor Agreement.

“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to:

(a)	$20,000,000, plus

(b)	the sum of the products obtained by multiplying, with respect to each fiscal year of the Borrower in respect of which a Compliance Certificate has been delivered as required hereunder (commencing with the fiscal year ended July 31, 2015), (i) the Retained Percentage for such fiscal year by (ii) Consolidated Excess Cash Flow for such fiscal year, plus

(c)	in the event that all or a portion of the Cumulative Credit has been applied to make an Investment pursuant to Section 7.2(s), an amount equal to the aggregate amount received by the Borrower or any Subsidiary in cash and Cash Equivalents from: (i) the sale (other than to the Borrower or any Subsidiary) of any such Investment, (ii) any dividend or other distribution received in respect of any such Investment or (iii) interest, returns of principal, repayments and similar payments received in respect of any such Investment, plus

(d)	the Net Cash Proceeds of any Permitted Equity Issuance after the Closing Date;

as such amount may be reduced from time to time to the extent that all or a portion of the Cumulative Credit is applied to make Investments under Section 7.2(s), to make Restricted Payments under Section 7.6(h) or to prepay Indebtedness under Section 7.13(d), in each case to the extent permitted hereunder.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement within 1 Business Day of the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified the Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent or Borrower, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement within 1 Business Day of the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Borrower identified on Schedule D-1 to the Agreement (or such other Deposit Account of Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrower to Agent).

“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to the Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrower to Agent).

“DFKA” means DFKA Ltd, a private limited company organized under the laws of the United Kingdom of Great Britain and Northern Ireland.

“DFKA Intermediate” means DFKA Intermediate Limited, a private limited company organized under the laws of the United Kingdom of Great Britain and Northern Ireland.

“DFKA Restructuring” means a series of transactions that, through intermediate steps, results in (i) KFH converting from a corporation into a limited liability company or not undergoing any such conversion, (ii) the Equity Interests of DFKA Intermediate being transferred by KFH to another Subsidiary of the Borrower, and (iii) one or both of KFH and its subsidiary KFI merging with and into the Borrower, with the Borrower as the survivor of such mergers; provided that (A) in connection with such transactions, the Agent shall have been granted a security interest for the benefit of the Secured Parties in the voting stock and non-voting stock of DFKA Intermediate at least to the extent of its security interest in such stock as in effect immediately prior to such transactions) and (B) any security interests granted to the Agent for the benefit of the Secured Parties pursuant to the Collateral Documents in the assets of KFH and KFI shall remain in full force and effect and perfected (in each case to at least the same extent as in effect immediately prior to such transactions) and all actions required to maintain such perfected status shall have been taken.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale,

assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith or entering into an agreement to do the same.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any Contractual Obligation or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), (b) is redeemable at the option of the holder thereof (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of officers, directors or employees of the Borrower or by any such plan to any such Person, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such Person’s termination, death or disability.

“Documentation Agent” has the meaning set forth in the preamble to the Agreement.

“Dollars” or “$” means United States dollars.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state or other political subdivision of the United States.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“Eligible Accounts” means those Accounts created by Borrower in the ordinary course of its business, that arise out of Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any field examination performed by (or on behalf of) Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances, and rebates. Eligible Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay within 90 days of original invoice date or Accounts with selling terms of more than 60 days,

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an Affiliate of Borrower or an employee or agent of Borrower or any Affiliate of Borrower,

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e) Accounts that are not payable in United States or Canadian dollars,

(f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, (ii) is not organized under the laws of the United States or any state thereof or of Canada or any province thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless in each case (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,

(g) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrower has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States,

(h) Accounts with respect to which the Account Debtor is a creditor of Borrower, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute,

(i) Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit; and provided further that the concentration limit applicable to accounts of Costco, Walmart and Sam’s Club shall be 20%.

(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition,

(l) Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(m) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services, or

(p) Accounts owned by a target acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination with respect to such target, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).

“Eligible Inventory” means Inventory of Borrower that complies with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any field examination or appraisal performed by Agent from time to time after the Closing Date. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrower’s historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

(a) Borrower does not have good, valid, and marketable title thereto,

(b) Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of Borrower),

(c) it is not located at one of the locations in the continental United States set forth on Schedule E-1 to the Agreement (or in-transit from one such location to another such location),

(d) it is in-transit to or from a location of Borrower (other than in-transit from one location set forth on Schedule E-1 to the Agreement to another location set forth on Schedule E-1 to the Agreement),

(e) it is located on real property leased by Borrower or in a contract warehouse, in each case, unless it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises,

(f) it is the subject of a bill of lading or other document of title,

(g) it is not subject to a valid and perfected first priority Agent’s Lien,

(h) it consists of goods returned or rejected by Borrower’s customers,

(i) it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrower’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment,

(j) it consists of raw materials (other than food products),

(k) it is subject to third party trademark, licensing or other proprietary rights, unless Agent is satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights, or

(l) it was acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).

“Eligible Transferee” means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender and any Related Fund of any Lender; and (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (A) (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000; (d) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000; and (f) during the continuation of an Event of Default, any other Person (other than a natural person) approved by Agent; provided that no Loan Party nor any of Loan Party’s Affiliates or Subsidiaries shall be an “Eligible Transferee”.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment or the Release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the IRC (and Sections 414(m) and (o) of the IRC for purposes of provisions relating to Section 412 of the IRC).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or the receipt by the Borrower or an ERISA Affiliate of a notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice by the Borrower or an ERISA Affiliate of intent to terminate a Pension Plan, the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or the receipt by the Borrower or an ERISA Affiliate of such a notice with respect to a Multiemployer Plan under 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the IRC or Section 303, 304 and 305 of ERISA; (h) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the IRC or Section 302 of ERISA) applicable to such Plan, whether or not waived; (i) the filing pursuant to Section 412(d) of the IRC or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (j) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the IRC) or with respect to which the Borrower or any such Subsidiary could otherwise be liable; (k) any Foreign Benefit Event; or (l) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified therefor in Section 9 of the Agreement.

“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables subject to Growers’ Liens of Borrower and its Subsidiaries aged in excess of historical levels with respect thereto and all book overdrafts of Borrower and its Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

“Excluded Extraordinary Receipts” means tax refunds for years up to and including the fiscal year of the Borrower ending July 31, 2012.

“Excluded Issuance” means the issuance by the Borrower of its common Equity Interests (a) pursuant to employee equity compensation and incentive programs (including the exercise of options granted thereunder) or (b) in connection with a Permitted Acquisition.

“Excluded Swap Obligations” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or under any Loan Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 14.2) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 16.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender or Participant became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 16.2 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Facilities” means, collectively, (i) that certain Credit Agreement, dated as of February 25, 2010, by and among the Borrower, the lenders party thereto, Bank of America, N.A., Banc of America Securities LLC and Barclays Capital, (ii) that certain Senior Note issued by the Borrower to OCM PF/FF Adamantine Holdings, Ltd. dated May 29, 2013 and (iii) that certain Redeemable Note issued by the Borrower to OCM PF/FF Adamantine Holdings, Ltd. dated May 29, 2013.

“Extraordinary Advances” has the meaning specified therefor in Section 2.3(d)(iii) of the Agreement.

“Extraordinary Receipt” means any cash received by or paid to any Person as a result of proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) and condemnation awards (and payments in lieu thereof); provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance or condemnation awards (or payments in lieu thereof) or indemnity payments to the extent that such proceeds or awards (a) are received by such Person in respect of loss or damage to equipment, fixed assets or real property and are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received or (b) are received by such Person in respect of any third party claim against, or liability of, such

Person and are applied to pay (or to reimburse such Person for its prior payment of) such claim or liability and the costs and expenses of such Person with respect thereto.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law or official agreement implementing an official governmental agreement with respect thereto.

“Fee Letter” means that certain fee letter, dated as of even date with the Agreement, between Borrower and Agent, in form and substance reasonably satisfactory to Agent.

“Federal Flood Regulations” refers to the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, the National Flood Insurance Report Act of 1994 as now or hereafter in effect or any successor statute thereto and the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“$5 Million Excess Availability Minimum Requirement” means, at any time during which Excess Availability does not exceed 12.5% of the Maximum Credit Amount, (i) Borrower has Excess Availability of at least $5,000,000 or (ii) a Cash Dominion Period is in effect.

“Fixed Charge Coverage Ratio” means, as of the last day of the most recently completed Measurement Period, the ratio of (a) Consolidated EBITDA for such Measurement Period to (b) Fixed Charges for such Measurement Period.

“Fixed Charges” means, with respect to the Borrower and its Subsidiaries, at any date of determination, the sum, without duplication, of:

(1) the Consolidated Interest Charges of the Borrower and its Subsidiaries for the most recently completed Measurement Period; plus

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidated) on any series of preferred stock of the Borrower or any of its Subsidiaries during the most recently completed Measurement Period; plus

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock (as defined in the Indenture (as in effect on the date of the Agreement)) during the most recently completed Measurement Period; minus

(4) interest income for the most recently completed Measurement Period.

“Flow of Funds Agreement” means a flow of funds agreement, dated as of even date herewith, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower and Agent.

“Foreign Benefit Event” means, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments to a Foreign Pension Plan, under any applicable law, on or before the due date (and after expiration of any applicable grace periods) for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to its intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, or (d) the incurrence of any liability by the Borrower or any Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein; in each case as to clauses (a) through (d) hereof, that could reasonably be expected to result in a Material Adverse Effect.

“Foreign Pension Plan” means any defined benefit plan sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Borrower or any ERISA Affiliate that under applicable law of any jurisdiction other than the United States is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.”

“FSA” means the Food Security Act of 1985, as amended, or any successor statute thereto.

“FSA State” means Alabama, Colorado, Idaho, Louisiana, Minnesota, Mississippi, Montana, Nebraska, New Hampshire, New Mexico, North Dakota, Oklahoma, Oregon, South Dakota, Utah, Vermont, West Virginia, Wyoming and any other state of the United States of America that is certified after the date hereof to have a “central filing system” as defined in the FSA.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“GE Term Loan Documents” means, collectively, the “Borrower Documents” as defined under the GE Term Loan Facility and the GE Term Loan Guaranty.

“GE Term Loan Facility” means that certain Loan Agreement, dated as of December 1, 2010, as amended, restated, supplemented or otherwise modified prior to the date of the Agreement and as may be further amended, restated, supplemented or otherwise modified as permitted by the Agreement, among GE Government Finance, Inc., Community Development Authority of the City of Beloit, Wisconsin and Kettle Foods, Inc. and the other parties from time to time party thereto.

“GE Term Loan Guaranty” means that certain Corporate Guaranty and Negative Pledge Agreement, dated as of December 1, 2010, as amended, restated, supplemented or otherwise modified prior to the date of the Agreement and as may be further amended, restated, supplemented or otherwise modified as permitted by the Agreement, by the Borrower, in favor of GE Government Finance, Inc., as lender.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the National Association of Insurance Commissioners and any supra-national bodies such as the European Union or the European Central Bank).

“Grower Payable Reserve” means, as of any date of determination, the amount of reserves that Agent has established in respect of accounts payable of Borrower and its Subsidiaries then outstanding to growers or suppliers of agricultural products based upon the then most recently delivered information regarding accounts payable required to be delivered pursuant to Section 5.1.

“Growers’ Lien Laws” means, collectively, state and federal laws of the United States of America applicable to Borrower’s and/or its Subsidiaries’ purchase of agricultural products on credit from any selling party that create a Lien or imposes a trust upon the agricultural products sold and/or the proceeds of such agricultural products for the benefit of such selling party or a creditor thereof to secure payment for such agricultural products, including without limitation the California Producer’s Lien Statute and PACA to the extent applicable.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or Permitted Acquisitions permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, each existing and future (a) Material Domestic Subsidiary of the Borrower, (b) Material Foreign Subsidiary of the Borrower that Guarantees any Indebtedness of the Borrower or any of its Domestic Subsidiaries (in each case excluding (i) each Subsidiary that is a CFC or CFC Holdco for so long as such Subsidiary remains a CFC or CFC Holdco and (ii) without limiting Section 7.15, each Inactive Subsidiary for so long as such Subsidiary remains inactive) and (c) other Person that becomes a guarantor after the Closing Date pursuant to Section 6.12 of the Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Borrower or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

“Hedge Provider” means any Person who at the time of providing a Hedge Agreement was a Lender or Affiliate of a Lender, including Wells Fargo or any of its Affiliates, in its capacity as a party to such Hedge Agreement.

“Inactive Subsidiary” means each of (a) Diamond of Europe GmbH, a corporation organized under the laws of the Federal Republic of Germany, (b) Wimbledon Acquisition LLC, a limited liability company organized under the laws of Delaware, and (c) Diamond Foods Brazil Holding LLC, a limited liability company organized under the laws of Delaware, and each of their successors and assigns; provided that, at such time (if any) as any such Person commences any activities or operations, such Person shall cease to be an Inactive Subsidiary.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Hedge Agreement;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such trade account is payable (unless being contested in good faith and by appropriate proceedings) and (ii) earn-outs, hold-backs and other deferred payment of consideration in Permitted Acquisitions to the extent not required to be reflected as liabilities on the balance sheet of the Borrower and its Subsidiaries in accordance with GAAP);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) capital leases;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Termination Value thereof as of such date. The amount of any capital lease as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Liabilities” has the meaning specified therefor in Section 11.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 11.3 of the Agreement.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indenture” means that certain indenture dated as of February 19, 2014, among the Borrower, certain Subsidiaries, as guarantors, and U.S. Bank National Association, as trustee, governing the senior unsecured notes issued as part of the Notes Issuance.

“Indenture Trustee” means the “Trustee” as defined in the Indenture.

“Initial Financial Projections” means the consolidated forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year ended July 31, 2014 through the fiscal year ended July 31, 2018 in the most recent form provided to the Agent prior to the date hereof.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with the Agreement, executed and delivered by Borrower, each of its Subsidiaries and Agent, the form and substance of which is reasonably satisfactory to Agent.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of even date herewith by and between Agent and CS Term Loan Agent and acknowledged and agreed to by the Loan Parties.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1 week thereafter or 1, 2, 3, or 6 months, or if all Lenders agree, 12 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period (other than an Interest Period with a duration of 1 week) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3, 6 or 12 months after the date on which the Interest Period began, as applicable, and (d) Borrower may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Inventory Reserves” means, as of any date of determination, (a) Landlord Reserves, and (b) those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for slow moving Inventory and Inventory shrinkage) with respect to Eligible Inventory or the Maximum Revolver Amount.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Step-up Date” has the meaning specified therefor in Section 7.2(t) of the Agreement.

“IP Rights” has the meaning specified therefor in Section 5.18 of the Agreement.

“IP Security Agreement” means any Copyright Security Agreement, Patent Security Agreement or Trademark Security Agreement.

“IRC” means the Internal Revenue Code of 1986, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder. Any reference to a specific section of the IRC shall be deemed to be a reference to such section of the IRC and any successor statutes, and all regulations and guidance promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by Borrower in favor of Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means Wells Fargo or, if Wells Fargo is unwilling or unable to issue a given Letter of Credit, any other Lender that, at the request of Borrower and with the consent of Agent (such consent not to be unreasonably withheld or delayed), agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11 of the Agreement, and Issuing Bank shall be a Lender.

“KFH” means Kettle Foods Holdings, Inc., a Delaware corporation.

“KFI” means Kettle Foods, Inc., an Oregon corporation.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Landlord Reserve” means, as to each location at which Borrower has Inventory or books and records located and as to which a Collateral Access Agreement has not been received by Agent, a reserve in an amount equal to the greater of (a) the number of months rent for which the landlord will have, under applicable law, a Lien in the Inventory of Borrower to secure the payment of rent or other amounts under the lease relative to such location, or (b) 3 months rent under the lease relative to such location.

“Lender” has the meaning set forth in the preamble to the Agreement, shall include Issuing Bank and the Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 14.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders (including Issuing Bank and the Swing Lender) and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrower or its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to Borrower or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of the Agreement, (h) Agent’s reasonable costs and expenses (including reasonable documented attorneys fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with Borrower or any of its Subsidiaries, (i) Agent’s reasonable documented costs and expenses (including reasonable documented attorneys fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral.

“Lender Group Representatives” has the meaning specified therefor in Section 18.9 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Issuing Bank.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of the Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Revolving Lenders in an amount equal to 105% of the then existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its reasonable discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Letter of Credit Usage on such date.

“Letter of Credit Fee” has the meaning specified therefor in Section 2.6(b) of the Agreement.

“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.11(f) of the Agreement.

“Letter of Credit Related Person” has the meaning specified therefor in Section 2.11(f) of the Agreement.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.

“LIBOR Notice” means a written notice in the form of Exhibit L-1 to the Agreement.

“LIBOR Option” has the meaning specified therefor in Section 2.12(a) of the Agreement.

“LIBOR Rate” means the rate per annum equal to (i) the Intercontinental Exchange Benchmark Administration Ltd. (or such other Person that takes over the administration of such rate) LIBOR Rate (“ICE LIBOR”), as published by Reuters on Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii), if such rate is not available at such time for any reason, the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Wells Fargo’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“LIBOR Rate Loan” means each portion of a Revolving Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” has the meaning set forth in the definition of Applicable Margin.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any acquisition permitted by Section 7.2 in excess of the Threshold Amount whose consummation is not conditioned under the terms of the relevant definitive acquisition agreement on the availability of, or on obtaining, third party financing; provided that no proceeds of any Loan may be used to finance any such acquisition or any portion of any such acquisition.

“Loan” shall mean any Revolving Loan, Swing Loan, or Extraordinary Advance, made (or to be made) under the Agreement.

“Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“Loan Documents” means the Agreement, the Control Agreements, any Copyright Security Agreement, any Borrowing Base Certificate, the Fee Letter, the ABL Guaranty Agreement, the ABL Collateral Agreement, the Intercompany Subordination Agreement, any Issuer Documents, the Letters of Credit, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, the Collateral Access Agreements, any note or notes executed by Borrower in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by Borrower or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.

“Loan Party” means Borrower or any Guarantor.

“Maintenance Fixed Charge Coverage Ratio” has the meaning specified therefor in Section 8(a) of the Agreement.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Master Intercompany Note” means a promissory note substantially in the form of Exhibit N hereto.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the rights and remedies of the Agent or any Lender under any Loan Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $30,000,000 or more in any year or otherwise material to the business of such Person.

“Material Subsidiary” means any direct or indirect Subsidiary of the Borrower (a) with unconsolidated assets representing five percent (5%) or more of the consolidated total assets of the Borrower and its Subsidiaries, (b) with unconsolidated revenues representing five percent (5%) or more of the consolidated revenues of the Borrower and its Subsidiaries, in each of the foregoing clauses (a) and (b), measured as of the date of the most recent financial statements delivered pursuant to Section 6.1 (or prior to any such delivery, as of October 31, 2013) or (c) otherwise designated by the Borrower as a “Material Subsidiary”; provided that if, as of the date of the most recent financial statements delivered pursuant to Section 6.1 (or, if applicable, as of October 31, 2013), the combined consolidated total assets or combined consolidated revenues of all Subsidiaries that under clauses (a) and (b) above would not constitute Material Subsidiaries shall have exceeded 10% of the consolidated total assets of the Borrower and its Subsidiaries or 10% of the consolidated revenues of the Borrower and its Subsidiaries, respectively, then one or more of such excluded Subsidiaries shall for all purposes of this Agreement be deemed to be Material Subsidiaries in descending order based on the amounts of their consolidated total assets or consolidated revenues, as applicable, until such excess shall have been eliminated.

“Material Domestic Subsidiary” means any Domestic Subsidiary that is a Material Subsidiary.

“Material Foreign Subsidiary” means any Foreign Subsidiary that is a Material Subsidiary.

“Maturity Date” means August 19, 2018.

“Maximum Revolver Amount” means $125,000,000, decreased by the amount of reductions in the Commitments made in accordance with Section 2.4(c) of the Agreement.

“Measurement Period” means, at any date of determination, with respect to the Fixed Charge Coverage Ratio, the most recently ended twelve month period of Borrower, and with respect to any other financial calculation, the most recently completed four fiscal quarters of the Borrower in respect of which financial statements have been delivered pursuant to Section 6.1(a) or (b) (or prior to any such delivery, as of October 31, 2013).

“Minor Acquisition” means any investment by the Borrower or any Guarantor in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of capital stock, assets or any combination thereof) of any other Person; provided that the total cash and non-cash consideration for such acquisition shall not exceed $10,000,000.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Property” means any property subject to a Mortgage.

“Mortgages” shall have the meaning specified in Section 6.17(a).

“Mortgage Policies” shall have the meaning specified in Section 6.17(a).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“National Flood Insurance Program” has the meaning specified in Section 5.16(b).

“Net Cash Proceeds” means:

(a) with respect to any Disposition by the Borrower or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction

(including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness (other than the Loans), that is (1) secured by a Lien on the applicable asset that is and is permitted to be, not junior to any Lien on such asset securing the Obligations and that is required to be repaid in connection with such transaction or (2) secured by a Lien on the applicable asset and such asset is not, and is not required to be, Collateral and that is required to be repaid in connection with such transaction, (B) the out-of-pocket expenses incurred (or reasonably expected to be incurred) by the Borrower, such Subsidiary in connection with such transaction and (C) taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction, including any taxes payable as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b) with respect to the sale or issuance of any Equity Interest by the Borrower or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other out-of-pocket expenses, incurred by the Borrower or such Subsidiary in connection therewith.

“Net Recovery Percentage” means, as of any date of determination, the percentage of the book value of Borrower’s Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of Inventory and to be as specified in the most recent appraisal received by Agent from an appraisal company selected by Agent.

“Non-Consenting Lender” has the meaning specified therefor in Section 15.2(a) of the Agreement.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Notes” means the $230,000,000 7.00% senior unsecured notes due 2019 issued by Borrower pursuant to the terms of the Indenture.

“Notes Documents” means the Indenture, the Notes (as defined in the Indenture), the Subsidiary Guarantees (as defined in the Indenture) and any other principal documents entered into in connection with or pursuant to the Indenture.

“Notes Issuance” means the issuance by the Borrower of $230 million aggregate principal amount of senior unsecured notes, maturing no earlier than approximately five years after the Closing Date, pursuant to the Indenture.

“Obligations” means (a) all loans (including the Revolving Loans (inclusive of Extraordinary Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such

Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations; provided that the “Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party. Without limiting the generality of the foregoing, the Obligations of Borrower under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans, (ii) interest accrued on the Revolving Loans, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses, (vi) fees payable under the Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning specified therefor in Section 14.1(e) of the Agreement.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Lender and the Agent, Taxes imposed as a result of a present or former connection between such Lender or the Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or the Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 15.2).

“Overadvance” means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11.

“PACA” means the Perishable Agricultural Commodities Act of 1930, as amended, or any successor statute thereto.

“Participant” has the meaning specified therefor in Section 14.1(e) of the Agreement.

“Participant Register” has the meaning set forth in Section 14.1(i) of the Agreement.

“Patent Security Agreement” any patent security agreement entered into by one or more Loan Parties for the benefit of the Agent and the other Secured Parties.

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the IRC and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the IRC and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the IRC and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the IRC.

“Perfection Certificate” means a certificate in the form of Exhibit P-1 to the Agreement.

“Permitted Acquisition” means any investment by the Borrower or any Subsidiary in the form of acquisitions of all or substantially all of the business or a line of business or a separate operation (whether by the acquisition of capital stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements:

(a) the Agent and the Lenders (or only the Agent with respect to any Minor Acquisition) shall receive written notice of such acquisition not less than ten (10) days prior to closing, together with a reasonable summary description of the relevant acquisition, pro forma projections and financial statements;

(b) if the survivor/acquired entity or assets shall be (or shall be owned by) a Subsidiary upon the consummation of such transaction, the survivor/acquired entity becomes a Guarantor and a party to the then current Loan Documents to the extent required to be and in accordance with the terms of such Loan Documents;

(c) the acquired entity, assets or operations shall be in the food business, or a line of business reasonably related thereto;

(d) with respect to any acquisition, immediately after giving effect to such acquisition and any incurrence of Indebtedness in connection therewith, the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis, with a maximum Consolidated Leverage Ratio of 6.50:1.00, which compliance shall be evidenced by a certificate from a Responsible Officer of the Borrower demonstrating such compliance calculation in reasonable detail;

(e) no Default or Event of Default shall have occurred and be continuing as of the closing date of the proposed acquisition (or in the case of a Limited Condition Acquisition, no Default or Event of Default shall have occurred and be continuing as of the date the definitive agreements for such Limited Condition Acquisition are entered into and no Event of Default specified in Section 8.1(a) or (f) shall have occurred and be continuing as of the date such Limited Condition Acquisition is consummated); and

(f) any amounts used to fund the purchase price of an entity that does not become a Guarantor (or of assets that do not become Collateral (except to the extent constituting Excluded Assets (as defined in the ABL Collateral Agreement) of a person that is or becomes a Loan Party)) upon the consummation of such transaction shall not have come, directly or indirectly, from a Loan Party, except to the extent of any Investment made in connection therewith by a Loan Party in a non-Guarantor in compliance with Section 7.2 (without reliance on Section 7.2(f)).

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Equity Issuance” means any sale or issuance (other than to a Subsidiary) of any Equity Interests (other than Disqualified Equity Interests) of the Borrower; provided that no sale or issuance of Equity Interests of the Borrower consummated in connection with the Stipulation of Settlement shall constitute a Permitted Equity Issuance.

“Permitted Liens” means those Liens permitted pursuant to Section 7.1.

“Permitted Protest” means the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Borrower’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Ratio Debt” means Indebtedness consisting of notes or loans under credit agreements, indentures or other similar agreements or instruments; provided that (A) (1) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the date that is 91 days after the Maturity Date (which, in the case of bridge loans, shall be determined by reference to the notes or loans into which such bridge loans are converted to or exchanged for at maturity if such exchange or conversion is not subject to any material conditions precedent, and other than customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (2) the covenants, events of default, guarantees and other terms of such Indebtedness are customary for similar Indebtedness in light of then-prevailing market conditions (it being understood that such Indebtedness shall not include any financial maintenance covenants, but that customary cross-acceleration provisions may be included) and in any event, when taken as a whole (other than interest rate and redemption premiums), are not more restrictive to the Borrower and its Subsidiaries than those set forth in this Agreement and (3) if such Indebtedness is subordinated, the Obligations shall have been, and while the Obligations remain outstanding no other Indebtedness (other than Indebtedness under the CS Term Loan Agreement) is or is permitted to be, designated as “Designated Senior Debt” or its equivalent in respect of such Indebtedness; (B) immediately before and immediately after giving effect to the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing; and (C) immediately after giving effect to the incurrence of such Indebtedness and any substantially concurrent prepayment or repayment of Indebtedness with all or a portion of the proceeds of such Indebtedness, the Borrower and its Subsidiaries shall, on a Pro Forma Basis, be in compliance with a minimum Fixed Charge Coverage Ratio of 2.00:1.00, such compliance to be determined on the basis of the financial information most recently delivered to the Agent and the Lenders pursuant to Section 6.1(a) or (b) and evidenced by a certificate from a Responsible Officer of the Borrower demonstrating such compliance calculation in reasonable detail.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, redemption, repurchase, defeasance, exchange and/or extension (collectively, to “Refinance” or a “Refinancing” or “Refinanced”) of any Indebtedness (any such Indebtedness as so modified, refinanced, refunded, renewed, replaced, redeemed, repurchased, defeased, exchanged and/or extended, “Refinancing Indebtedness”) of such Person; provided that (a) the principal amount (or, if issued with original issue discount, the aggregate issue price) of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so Refinanced except by an amount equal to unpaid accrued interest, fees and premium (including tender premium) and penalties (if any) thereon plus upfront fees and original issue discount thereon, plus other reasonable and customary fees and expenses incurred or paid in connection with such Refinancing, plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder; (b) such Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced; (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under the Loan Documents, such Refinancing Indebtedness is subordinated in right of payment to the Obligations under the Loan Documents on terms, taken as a whole, as favorable in all material respects to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced; (d) if the Indebtedness being Refinanced is unsecured, such Refinancing Indebtedness is unsecured; (e) if the Indebtedness being Refinanced is secured by a second-priority or other junior priority security interest in the Collateral and/or subject to any intercreditor arrangements for the benefit of the Lenders (including the Intercreditor Agreement), such Refinancing Indebtedness is secured and subject to intercreditor arrangements on terms, taken as a whole, as favorable in all material respects to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced; (f) the terms and conditions of the Refinancing Indebtedness (excluding, for the avoidance of doubt, interest rates, interest margins, rate floors, fees, funding discounts, original issue discounts and prepayment or redemption premiums) are, when taken as a whole, not materially more favorable to the lenders or holders providing such Refinancing Indebtedness than those applicable to the Indebtedness being Refinanced, when taken as a whole, and (g) such Refinancing Indebtedness is not incurred or guaranteed by any Person who is not an obligor or guarantor, as applicable, on the Indebtedness being Refinanced.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan and excluding a Multiemployer Plan), maintained for employees of the Borrower or any such Plan to which the Borrower is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Primary Syndication” means the syndication of 40% of the Commitments and Obligations by Wells Fargo occurring on or prior to February 28, 2014.

“Pro Forma Basis” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable Measurement Period for the applicable covenant or requirement: (a) historical income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Specified Transaction shall be (i) excluded (in the case of a Disposition of all or substantially all Equity Interests in or assets of any Subsidiary or any business unit, division, product line or facility used for operations of the Borrower or any Subsidiary) and (ii) included (in the case of a purchase or other acquisition of all or substantially all Equity Interests in or assets of any Person that becomes a Subsidiary or any business unit, division, product line or facility to be used for operations of the Borrower or any Subsidiary, in each case without giving effect to any cost savings not otherwise reflected in the applicable income statement (except for cost savings (net of costs to achieve the savings) as would be permitted in a pro forma financial statement prepared in compliance with SEC Regulation S-X), (b) any retirement or repayment of Indebtedness and (c) any incurrence or assumption of Indebtedness by the Borrower or any of its Subsidiaries (including, with respect to each Limited Condition Acquisition, and only during the period from and after the related definitive agreement for such acquisition is entered into and until the earlier of the consummation of such acquisition or the termination of such agreement, any Indebtedness contemplated to be incurred in connection with such Limited Condition Acquisition) (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that (A) Pro Forma Basis in respect of any Specified Transaction shall be calculated in a reasonable and factually supportable manner and certified by a Responsible Officer of the Borrower and (B) any such calculation shall be subject to the applicable limitations set forth in the definition of Consolidated EBITDA.

“Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders,

(b) with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse Issuing Bank, and with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the Commitments had not been terminated and based upon the Commitments as they existed immediately prior to their termination, and

(c) with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 16.7 of the Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 14.1; provided, that if all of the Loans have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Collateralization, and all Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Revolving Loan Exposures had not been repaid, collateralized, or terminated and shall be based upon the Revolving Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.

“Protected Vendor” means any Person that is afforded the benefit of any Lien or trust upon agricultural products sold to Borrower and/or its Subsidiaries and/or any proceeds of such agricultural products under any Growers’ Lien Law.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

“Public Lender” has the meaning specified therefor in Section 6.2 of the Agreement.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower or its Subsidiaries and the improvements thereto.

“Receivable Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for foreign currency fluctuations with respect to Canadian dollars, rebates, discounts, warranty claims, and returns) with respect to the Eligible Accounts or the Maximum Revolver Amount.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Register” has the meaning set forth in Section 14.1(h) of the Agreement.

“Registered Loan” has the meaning set forth in Section 14.1(h) of the Agreement.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or from, under, within or upon any building, structure, facility or fixture.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Report” has the meaning specified therefor in Section 16.16 of the Agreement.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at any time, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders; provided, that the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders; provided further that so long as there are at least 3 Lenders, Required Lenders shall not consist of less than 2 Lenders.

“Reserves” means, as of any date of determination, those reserves (other than Receivable Reserves, Bank Product Reserves, Inventory Reserves and Grower Payable Reserves) that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves with respect to (a) sums that Borrower or its Subsidiaries are required to pay under any Section of the Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (b) amounts owing by Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Borrowing Base or the Maximum Revolver Amount.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent or any thereof) or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Retained Percentage” means, with respect to any fiscal year of the Borrower, (a) 100% minus (b) the percentage of Consolidated Excess Cash Flow for such fiscal year that is required to be used to prepay term loans under the CS Term Loan Agreement.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Swing Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage.

“Revolving Lender” means a Lender that has a Revolving Loan Commitment or that has an outstanding Revolving Loan.

“Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Commitments, the amount of such Lender’s Commitment, and (b) after the termination of the Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.

“Revolving Loans” has the meaning specified therefor in Section 2.1(a) of the Agreement.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“Sanctions” has the meaning specified therefor in Section 15.16(b) of the Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Secured Parties” means, collectively, the Lender Group and the Bank Product Providers.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securitization” means any transaction or series of transactions entered into by the Borrower and any Subsidiaries pursuant to which one or more Foreign Subsidiaries sell or otherwise transfer Securitization Assets to a Securitization Vehicle, and such Securitization Vehicle finances the acquisition of such Securitization Assets (i) with proceeds from the issuance of Third Party Interests, (ii) with Sellers’ Retained Interests and/or (iii) with proceeds from the sale or collection of Securitization Assets previously purchased by such Securitization Vehicle. For purposes of this Agreement, the “amount” or “principal amount” of any Securitization shall be deemed at any time to be (1) the aggregate principal or stated amount of the Third Party Interests (which stated amount may be described as a “net investment”, “capital”, “invested amount” or similar term reflecting the amount invested in any beneficial interest constituting a Third Party Interest) incurred or issued pursuant to such Securitization, in each case outstanding at such time, or (2) in the case of any Securitization in respect of which no such principal or stated amount is determinable, the cash purchase price paid by the buyer in connection with its purchase of Third Party Interests less the amount of collections received in respect of such Third Party Interests and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest.

“Securitization Assets” means any accounts receivable owed to any Foreign Subsidiary, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, all proceeds of such accounts receivable and other assets (including contract rights) which are the type customarily transferred in connection with securitizations of accounts receivable and which are sold, transferred or otherwise conveyed (or purported to be sold, transferred or otherwise conveyed) by a Foreign Subsidiary to a Securitization Vehicle in connection with a Securitization permitted by Sections 7.3(h) and 7.5(m).

“Securitization Vehicle” means a Foreign Subsidiary used solely for the purpose of effecting one or more Securitizations to which a Foreign Subsidiary transfers Securitization Assets and which, in connection with such Securitization, issues Third Party Interests; provided, that (i) each such Person shall engage in no business other than the purchase of Securitization Assets pursuant to Securitizations permitted by Sections 7.3(h) and 7.5(m), the issuance of Third Party Interests and any activities reasonably related thereto, (ii) no portion of the Indebtedness or other obligations (contingent or otherwise) of such Person (x) is Guaranteed by the Borrower or any other Subsidiary, other than any Guarantee of obligations (other than of principal of, or interest on, Indebtedness) that may be deemed to exist solely by virtue of Standard Securitization Undertakings, (y) is recourse to the Borrower or any other Subsidiary other than by virtue of Standard Securitization Undertakings and (z) is secured (contingently or otherwise) by any Lien on assets of the Borrower or any other Subsidiary other than by virtue of Standard Securitization Undertakings, (iii) such Person has no contract, agreement, arrangement or understanding with the Borrower or any other Subsidiary other than customary contracts, arrangements or agreements entered into with respect to the sale, purchase and servicing of Securitization Assets on market terms for similar securitization transactions and (iv) neither the Borrower nor any Subsidiary has any obligations to maintain or preserve such Person’s financial condition or cause it to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings.

“Sellers’ Retained Interests” means the debt or equity interests held by the Borrower or any Subsidiary in a Securitization Vehicle to which Securitization Assets have been transferred in a Securitization permitted by Sections 7.3(h) and 7.5(m), including any such debt or equity received in consideration for the Securitization Assets transferred.

“Senior Secured Net Leverage Ratio” means, as of the last day of the most recently completed Measurement Period, the ratio of (a) Consolidated Funded Senior Secured Indebtedness as of such date (less the unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries as of such date) to (b) Consolidated EBITDA for such Measurement Period.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Sole Book Runner” has the meaning set forth in the preamble to the Agreement.

“Sole Lead Arranger” has the meaning set forth in the preamble to the Agreement.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Transaction” means any incurrence or repayment of Indebtedness (excluding Indebtedness incurred for working capital purposes) and including any contemplated incurrence of Indebtedness in connection with a Limited Condition Acquisition, unless and to the extent such Limited Condition Acquisition has been consummated without any such contemplated Indebtedness or the definitive agreement for such Limited Condition Acquisition has been terminated) or Investment that results in a Person becoming a Subsidiary, any Permitted Acquisition or any Disposition that results in a Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of a business unit, division, product line or facility of another Person or any Disposition of a business unit, division, product line or facility of the Borrower or a Subsidiary, in each case whether by merger, consolidation, amalgamation, purchase, sale or otherwise.

“Standard Letter of Credit Practice” means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities made by the Borrower or a Subsidiary in connection with Securitizations permitted by Sections 7.3(h) and 7.5(m) which representations, warranties, covenants and indemnities are customarily included in securitizations of accounts receivable.

“Stipulation of Settlement” means that certain Amended Stipulation of Settlement, dated as of August 20, 2013 and finally approved by the United States District Court for the Northern District of California on January 10, 2014, with Judgment entered accordingly on January 21, 2014, to which the Borrower is party.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supermajority Lenders” means, at any time, Lenders having or holding more than 66 2/3% of the aggregate Revolving Loan Exposure of all Lenders; provided, that the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders; provided further that so long as there are at least 3 Lenders, Supermajority Lenders shall not consist of less than 2 Lenders.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Lender” means Wells Fargo or any other Lender that, at the request of Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of the Agreement.

“Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.

“Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Swing Loans on such date.

“Syndication Agent” has the meaning set forth in the preamble to the Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Lender” has the meaning specified therefor in Section 15.2(a) of the Agreement.

“Term Loan Documents” means the GE Term Loan Documents and the CS Term Loan Documents.

“Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Third Party Interests” means, with respect to any Securitization, notes, bonds or other debt instruments, beneficial interests in a trust, ownership interests (including any fractional undivided interests) in a pool or pools of accounts receivable or other interests or securities issued or sold for cash consideration by a Securitization Vehicle to banks, investors or other financing sources (other than the Borrower or its Subsidiaries) the proceeds of which are used to finance, in whole or in part, the purchase by such Securitization Vehicle of accounts receivables or other Securitization Assets in a Securitization.

“Threshold Amount” means $30,000,000.

“Trademark Security Agreement” any patent security agreement entered into by one or more Loan Parties for the benefit of the Agent and the other Secured Parties.

“Transactions” means, collectively, (a) the execution and delivery by the Borrower and its Subsidiaries of the Loan Documents to which they are or are intended to be a party and the effectiveness of the Commitments hereunder, (b) the refinancing of all Indebtedness outstanding under the Existing Credit Facilities and the termination of all commitments with respect thereto, (c) the execution and delivery of the CS Term Loan Agreement and the receipt by the Borrower of the net proceeds of the initial borrowing thereunder, (d) the execution and delivery of the Indenture and the receipt by the Borrower of the net proceeds of the Notes Issuance and (e) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“United States” means the United States of America.

“Unused Line Fee” has the meaning specified therefor in Section 2.10(b) of the Agreement.

“Voidable Transfer” has the meaning specified therefor in Section 18.8 of the Agreement.

“Walnut Purchase Agreement” means any agreement, contract or other document entered into by the Borrower or any of its Subsidiaries for the purchase of walnuts.

“Warrant” means the warrant, pursuant to that Securities Purchase Agreement dated as of May 22, 2010, between the Borrower and OCM PF/FF Adamante Holdings, Ltd., as amended to the date hereof, to purchase approximately 4.4 million shares of the Borrower’s common stock.

“Weaver Contract” means each of the following (i) Seed Agreement 2013, by and between Weaver Popcorn Company, Inc. (“WPC”) and Borrower, dated as of March 7, 2013, (ii) 2014 First Crop Contract Agreement, by and between WPC and Borrower, dated as of October 30, 2013, (iii) Contract Packaging Agreement, by and between General Mills Operations, Inc. and WPC, dated as of June 30, 2004, (iv) 2013 Second Crop Contract Agreement, by and between WPC and Borrower, dated as of March 20, 2013, (v) 2013 Crop Contract Agreement, by and between WPC and Borrower, dated as of October 8, 2012 and (vi) any other contract by and between Borrower or any of its Subsidiaries and WPC.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.